Exhibit 10.1

CREDIT AGREEMENT

among

AGL RESOURCES INC.,
as Guarantor,

AGL CAPITAL CORPORATION,
as Borrower,

The Several Lenders
from Time to Time Parties Hereto,

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent,

BANK OF AMERICA, N.A. and
SUNTRUST BANK
as Co-Syndication Agents,

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., and
JPMORGAN CHASE BANK, N.A.
As Co-Documentation Agents

Dated as of September 15, 2010

WELLS FARGO SECURITIES, LLC,
BANC OF AMERICA SECURITIES LLC and
SUNTRUST ROBINSON HUMPHREY, INC.
as Joint Arrangers and Joint Bookrunners,

Page

SECTION 1.

DEFINITIONS

1.1	Defined Terms	1
1.2	Other Definitional Provisions	20

SECTION 2.

AMOUNT AND TERMS OF COMMITMENTS

2.1	Revolving Commitments	20
2.2	Procedure for Revolving Loan Borrowing	21
2.3	Swingline Commitment	22
2.4	Procedure for Swingline Borrowing; Refunding of Swingline Loans	23
2.5	Evidence of Debt	24
2.6	Facility Fees, etc	25
2.7	Termination or Reduction of Revolving Commitments	25
2.8	Optional Prepayments	25
2.9	Prepayments on Revolving Commitment Reductions	26
2.10	Conversion and Continuation Options	26
2.11	Limitations on Eurodollar Tranches	27
2.12	Interest Rates and Payment Dates	27
2.13	Computation of Interest and Fees	27
2.14	Inability to Determine Interest Rate	28
2.15	Pro Rata Treatment and Payments	28
2.16	Requirements of Law	29
2.17	Taxes	31
2.18	Compensation	33
2.19	Change of Lending Office	34
2.20	Illegality	34
2.21	Replacement of Lenders	34
2.22	Increase in Revolving Commitments	35
2.23	Defaulting Lenders	36

-i-

(continued)
Page

SECTION 3.

LETTERS OF CREDIT

3.1	L/C Commitment	39
3.2	Procedure for Issuance of Letter of Credit	40
3.3	Existing Letters of Credit	40
3.4	Issuing Lender Reports	40
3.5	Fees and Other Charges	41
3.6	L/C Participations	41
3.7	Reimbursement Obligation of the Borrower	42
3.8	Obligations Absolute	43
3.9	Letter of Credit Payments	43
3.10	Applications	44
3.11	Role of Issuing Lenders	44
3.12	The Issuing Lenders	44
3.13	Effectiveness	45

SECTION 4.

REPRESENTATIONS AND WARRANTIES

4.1	Financial Condition	45
4.2	No Change	45
4.3	Existence; Compliance with Law	45
4.4	Power; Authorization; Enforceable Obligations	46
4.5	No Legal Bar	46
4.6	Litigation	46
4.7	No Default	46
4.8	Ownership of Property; Liens	46
4.9	Intellectual Property	46
4.10	Taxes	47
4.11	Federal Regulations	47
4.12	ERISA	47
4.13	Investment Company Act; Other Regulations	48
4.14	Subsidiaries	48
4.15	Use of Proceeds	48
4.16	Environmental Matters	48
4.17	Accuracy of Information, etc	49
4.18	Solvency	49
4.19	Status of Loans and Guarantee Agreement	49
4.20	OFAC	50
4.21	PATRIOT Act	50

SECTION 5.

CONDITIONS PRECEDENT

5.1	Conditions to Initial Extension of Credit	50
5.2	Conditions to Each Extension of Credit	51

-ii-

(continued)
Page

SECTION 6.

AFFIRMATIVE COVENANTS

6.1	Financial Statements	52
6.2	Certificates; Other Information	53
6.3	Payment of Obligations	53
6.4	Maintenance of Existence; Compliance	53
6.5	Maintenance of Property; Insurance	54
6.6	Inspection of Property; Books and Records; Discussions	54
6.7	Notices	54
6.8	Environmental Laws	55
6.9	Maintenance of Ownership	55
6.10	OFAC, PATRIOT Act Compliance	55

SECTION 7.

NEGATIVE COVENANTS

7.1	Financial Condition Covenant	55
7.2	Liens	56
7.3	Fundamental Changes	57
7.4	Disposition of Property	57
7.5	Restricted Payments	58
7.6	Intentionally Omitted	58
7.7	Investments	58
7.8	Negative Pledge Clauses	59
7.9	Clauses Restricting Subsidiary Distributions	59
7.10	Lines of Business and Hedge Activities	59
7.11	Designation of Subsidiaries	59

SECTION 8.

EVENTS OF DEFAULT

SECTION 9.

THE AGENT

9.1	Appointment	63
9.2	Delegation of Duties	63
9.3	Exculpatory Provisions	63
9.4	Reliance by Administrative Agent	64
9.5	Notice of Default	64
9.6	Non Reliance on Agents and Other Lenders	64
9.7	Indemnification	65
9.8	Agent in Its Individual Capacity	65
9.9	Successor Administrative Agent	65
9.10	Co-Documentation Agents and Co-Syndication Agents	66
9.11	Issuing Lender	66

-iii-

(continued)
Page

SECTION 10.

MISCELLANEOUS

10.1	Amendments and Waivers	66
10.2	Notices	67
10.3	No Waiver; Cumulative Remedies	69
10.4	Survival of Representations and Warranties	70
10.5	Payment of Expenses and Taxes; Indemnity; Damage Waiver	70
10.6	Successors and Assigns; Participations and Assignments	71
10.7	Adjustments; Set off	74
10.8	Counterparts	75
10.9	Severability	75
10.10	Integration	76
10.11	GOVERNING LAW	76
10.12	Submission To Jurisdiction; Waivers	76
10.13	Acknowledgements	76
10.14	Confidentiality	77
10.15	WAIVERS OF JURY TRIAL	77
10.16	PATRIOT Act Notice	77
10.17	Termination of Existing Credit Agreement	77
10.18	No Fiduciary Duty	78

Schedules:

Schedule 1.1	-	Revolving Commitments
Schedule 3.3	-	Existing Letters of Credit
Schedule 4.14	-	Subsidiaries
Schedule 4.16	-	Environmental Matters
Schedule 7.2(i)	-	Existing Liens
Schedule 7.8	-	Agreements Prohibiting or Limiting Liens

Exhibits:

Exhibit A	-	Form of Guarantee Agreement
Exhibit B	-	Form of Compliance Certificate
Exhibit C	-	Form of Closing Certificate
Exhibit D	-	Form of Assignment and Acceptance
Exhibit E-1	-	Form of Kilpatrick Stockton LLP Legal Opinion
Exhibit E-2	-	Form of Woodburn and Wedge Legal Opinion
Exhibit F-1	-	Form of Revolving Note
Exhibit F-2	-	Form Swingline Note

 -iv-

CREDIT AGREEMENT (this “Agreement”), dated as of September 15, 2010, among AGL RESOURCES INC., a Georgia corporation (“Holdings”), AGL CAPITAL CORPORATION, a Nevada corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo Bank”), as administrative agent (in such capacity, the “Administrative Agent”) and as an Issuing Lender, BANK OF AMERICA, N.A. (“Bank of America”) and SUNTRUST BANK (“SunTrust”), as co-syndication agents (in such capacity, the “Co-Syndication Agents”) and each as an Issuing Lender, and BANK OF TOKYO-MITSUBISHI UFJ, LTD. and JPMORGAN CHASE BANK, N.A., as co-documentation agents (in such capacity, the “Co-Documentation Agents”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders establish a $1,000,000,000 revolving credit facility in favor of the Borrower; and

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, to the extent of their respective Revolving Commitments as defined herein, are willing severally to establish the requested revolving credit facility in favor of the Borrower.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders and the Administrative Agent agree as follows:

SECTION 1.

DEFINITIONS

1.1 Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1shall have the respective meanings set forth in this Section 1.1.

“ABR”:  for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate for a one month Interest Period plus 1.0%.  For purposes hereof, “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by Wells Fargo Bank as its prime rate in effect at its principal office in Charlotte, North Carolina (the Prime Rate not being intended to be the lowest or best rate of interest charged by Wells Fargo Bank in connection with extensions of credit to debtors).  Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“Administrative Agent”:  Wells Fargo Bank as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors and permitted assigns.

“Affiliate”:  as to any Person, any other Person that directly or indirectly is in Control of, is Controlled by, or is under common Control with, such Person.  For purposes of this definition, “Control” means the possession, direct or indirect, of the power to direct or to cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall be deemed an “Affiliate” of any Group Member.

“Agent Parties”:  as defined in Section 10.2(b).

“Agents”:  the collective reference to the Administrative Agent, the Co-Syndication Agents and the Co-Documentation Agents.

“Agreement”:  as defined in the preamble hereto.

“Applicable Margin”:  for each Type of Loan outstanding on any day, the rate per annum set forth below opposite the Status Level in effect on such day:

Status Level	ABR Loans	Eurodollar Loans
Level I Status	0.350%	1.350%
Level II Status	0.575%	1.575%
Level III Status	0.775%	1.775%
Level IV Status	0.900%	1.900%
Level V Status	1.050%	2.050%

“Application”:  an application from a Group Member, in such form as each Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“Approved Fund”:  any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers”:  means the entities listed as Joint Arrangers on the cover page hereto.

“Assets”:  with respect to any Person, all or any part of its business, property and assets wherever situated.

“Assignee”:  as defined in Section 10.6(c).

“Assignment and Acceptance”:  an Assignment and Acceptance, substantially in the form of Exhibit D.

“Assignor”:  as defined in Section 10.6(c).

“Available Revolving Commitments”:  at any time, an amount equal to (a) the Total Revolving Commitments then in effect, minus (b) the Total Revolving Extensions of Credit then outstanding.

“Bank of America”:  as defined in the preamble hereto.

“Benefited Lender”:  as defined in Section 10.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble hereto.

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”:  as defined in Section 4.16(b).

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina and New York, New York are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation (including, but not limited to, mandatorily convertible securities, trust preferred securities, hybrid equity securities and preferred stock), any and all equivalent ownership interests in a partnership, limited liability company or other Person (other than a corporation), and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize”:  to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, an Issuing Lender or the Swingline Lender (as applicable) and the Lenders, as collateral for L/C Obligations, obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if an Issuing Lender or the Swingline Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent, (b) the Borrower, and (c) the applicable Issuing Lender or Swingline Lender.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Cash Management Agreement”:  any agreement to provide treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, commercial credit cards, purchasing cards, cardless e−payable services, debit cards, stored value cards, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services in the ordinary course of business of the Borrower, Holdings and its Subsidiaries.

“Cash Management Bank”:  (i) any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement, and (ii) any Person that is a party to a Cash Management Agreement at the time it or its relevant Affiliate becomes a Lender (whether on the Closing Date or at a later date pursuant to the terms hereof), in its capacity as a party to such Cash Management Agreement.

“Change in Law”:  the occurrence, after the date of this Agreement, of any of the following:  (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Closing Date”:  the first date all the conditions precedent in Section 5.1 are satisfied or waived in accordance with Section 10.1.

“Code”:  the Internal Revenue Code of 1986.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Communications”:  as defined in Section 10.1(b).

“Conduit Lender”:  any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld or delayed); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan or purchase participations in Letters of Credit and Swingline Loans under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan or purchase such participations in Letters of Credit and Swingline Loans, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents, amendments and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.16, 2.17 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Revolving Commitment.

“Confidential Information Memorandum”:  the Confidential Information Memorandum dated August 2010 and furnished to the Lenders.

“Consolidated Net Worth”:  as of any date, the shareholders’ equity or net worth of Holdings and the other Group Members (including, but not limited to, the value of all Capital Stock, noncontrolling interests, accumulated other comprehensive income or loss component of shareholders’ equity (“AOCI”) and other equity accounts; but excluding AOCI items recorded in accordance with GAAP and related to any non-cash pension, other post-retirement benefits liability adjustments and accounting adjustments for hedges designated as cash flow hedges, which have not yet settled and for which Holdings and other Group Members have not funded required margin account cash collateral amounts), on a consolidated basis, as determined in accordance with GAAP except as otherwise noted above.

“Consolidated Total Debt”:  at any date, the aggregate principal amount of all Indebtedness of Holdings and the other Group Members at such date (excluding Indebtedness of the type described in clause (k) of the definition of the term Indebtedness), determined on a consolidated basis in accordance with GAAP.

“Continuing Directors”:  the directors of Holdings on September 15, 2010 and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by at least a majority of the then Continuing Directors.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Co-Documentation Agents”:  as defined in the preamble hereto.

“Co-Syndication Agents”:  as defined in the preamble hereto.

“Debtor Relief Laws”:  the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”:  subject to Section 2.23(b), any Lender that, as reasonably determined by the Administrative Agent (with notice to the Borrower of such determination), (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in Letters of Credit or Swingline Loans, within two Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (c) has failed, within two Business Days after written request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder; provided, that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such a Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Disposition”:  with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Eligible Assignee”:  (i) a Lender; (ii) an Affiliate of a Lender; (iii) an Approved Fund; and (iv) any other Person (other than a natural Person) approved by the Administrative Agent, the Issuing Lenders (each such approval not to be unreasonably withheld or delayed), and unless (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (y) an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed).

“Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”:  the Employee Retirement Income Security Act of 1974.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen LIBOR 01 Page (or any successor page) as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on Reuters Screen LIBOR 01 Page (or any successor page), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., Charlotte time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans under the Facility, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Existing Credit Agreement”:  the Credit Agreement dated as of August 31, 2006, by and among the Guarantor, the Borrower, the lenders parties thereto, and SunTrust Bank, as administrative agent, as the same may have been amended, restated, supplemented or otherwise modified and in effect immediately prior to the Closing Date.

“Existing Letters of Credit”:  those letters of credit set forth on Schedule 3.3 and continued under this Agreement as Letters of Credit issued hereunder.

“Facility”:  the Revolving Commitments and the extensions of credit made thereunder.

“Facility Fee Rate”:  for each day during each quarterly calculation period, a rate per annum set forth below opposite the Level in effect on such day:

Status Level	Facility Fee Rate
Level I Status	0.150%
Level II Status	0.175%
Level III Status	0.225%
Level IV Status	0.350%
Level V Status	0.450%

“FATCA”:  Sections 1471 through 1474 of the Code.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Wells Fargo Bank from three federal funds brokers of recognized standing selected by it.

“Fee Letters”:  the collective reference to the Wells Fargo Fee Letter, the Joint Fee Letter and the SunTrust Fee Letter.

“Fronting Exposure”:  at any time there is a Defaulting Lender, (i) with respect to any Issuing Bank, such Defaulting Lender’s Revolving Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Bank other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with Section 2.23, and (ii) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Percentage of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with Section 2.23.

“Funding Office”:  the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  those accounting principles, standards and practices generally accepted in the United States as in effect from time to time.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”:  the collective reference to Holdings, the Borrower and their respective Restricted Subsidiaries.

“Guarantee Agreement”:  the Guarantee Agreement to be executed and delivered by Holdings, substantially in the form of Exhibit A.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor”:  Holdings.

“Hedge Agreements”:  all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies, and all commodity price protection agreements, or any other hedging arrangements.

“Holdings”:  as defined in the preamble hereto.

“Hybrid Securities”:  any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions, issued by Holdings or the Borrower, or any business trusts, limited liability companies, limited partnerships or similar entities (i) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more wholly owned Subsidiaries) at all times by Holdings or the Borrower or any Subsidiaries, (ii) that have been formed for the purpose of issuing such securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of Holdings or the Borrower or any Subsidiary, and (B) payments made from time to time on the subordinated debt.

“Increase Effective Date”:  as defined in Section 2.22(c).

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business that are not more than 90 days past due unless being contested in good faith and for which any reserves required by GAAP have been provided), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capital lease (within the meaning of GAAP) obligations of such Person, (f) all Securitization Facility Attributed Debt, (g) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (h) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above, (j) all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (k) all obligations of such Person in respect of Hedge Agreements and (l) without duplication of any of the foregoing categories, all Off-Balance Sheet Liabilities.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor under applicable law, contract or otherwise as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.  Notwithstanding the foregoing, obligations of any Person with respect to Park and Loan Transactions shall not be considered Indebtedness.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  (a) as to any Revolving Loan that is an ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding commencing on September 30, 2010 and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, and (d) as to any Loan (including any Swingline Loan, but excluding any Revolving Loan that is an ABR Loan), the date of any repayment or prepayment made or required to be made in respect thereof.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter or such other period as the Borrower and the Lenders may agree, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period under the Facility that would extend beyond the Revolving Termination Date; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investments”:  as defined in Section 7.7.

“Issuing Lender”:  each of Wells Fargo Bank, Bank of America and SunTrust, in its capacity as issuer of any Letter of Credit, or any other Lender approved by the Administrative Agent (such approval not to be unreasonably withheld).

“Joint Fee Letter”:  the Fee Letter entered into as of August 6, 2010 among the Borrower, Holdings, Wells Fargo Bank, Wells Fargo Securities, LLC, Bank of America and Banc of America Securities LLC.

“L/C Commitment”: at any time, an amount equal to $250,000,000.

“L/C Fee Payment Date”:  the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.7.

“L/C Participants”:  the collective reference to all the Lenders other than the Issuing Lenders.

“Lender Affiliate”:  (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lenders”:  as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include the Swingline Lender and any Conduit Lender.

“Letter of Credit”:  any letter of credit issued by an Issuing Lender hereunder (including, without limitation, the Existing Letters of Credit) in which the Lenders purchase a risk participation pursuant to Section 3.5(a); and “Letters of Credit” means all of the foregoing.

“Level I Status”, “Level II Status”, “Level III Status”, “Level IV Status” and “Level V Status”:  as set forth below:

“Level I Status”:  exists at any date if, on such date, the Borrower’s Moody’s Rating is A2 or better or the Borrower’s S&P Rating is A or better.

“Level II Status”:  exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status and (ii) the Borrower’s Moody’s Rating is A3 or better or the Borrower’s S&P Rating is A- or better.

“Level III Status”:  exists at any date if, on such date, (i) the Borrower has not qualified for Level I or Level II Status and (ii) the Borrower’s Moody’s Rating is Baa1 or better or the Borrower’s S&P Rating is BBB+ or better.

“Level IV Status”:  exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Borrower’s Moody’s Rating is Baa2 or better or the Borrower’s S&P Rating is BBB or better.

“Level V Status”:  exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

Notwithstanding the foregoing, if the Borrower is split-rated and the ratings differential is one level, the higher rating will apply.  If the Borrower is split-rated and the ratings differential is two Status Levels or more, the Status Level will be determined by reference to the rating at the midpoint.  If there is no midpoint, the higher of the two intermediate ratings will determine the Status Level.  If at any time the Borrower ceases to have a Moody’s Rating or an S&P Rating, then the applicable Status Level shall be determined in accordance with the Guarantor’s credit ratings in the same manner as the Borrower’s status is determined.  If at any time both the Borrower and the Guarantor cease to have a Moody’s Rating or an S&P Rating, then Level V Status shall exist.

“LIBOR Market Index Rate”:  means, for any day, (a) the rate per annum appearing on Reuters Screen LIBOR 01 Page (or any successor page) at approximately 11:00 a.m., London time for such day, provided, if such day is not a Business Day, the immediately preceding Business Day, as the rate for dollar deposits with a one-month maturity; or (b) if for any reason the rate specified in clause (a) of this definition does not so appear on Reuters Screen LIBOR 01 Page (or any successor page), the average of the interest rates per annum at which dollar deposits of $5,000,000 and for a one-month maturity are offered by the respective principal London offices of two reference banks reasonably designated by the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, for such day.

“Lien”:  any mortgage, pledge, lien, hypothecation, security interest or other charge, encumbrance, or other arrangement in the nature of a security interest in property to secure the payment or performance of Indebtedness or other obligations of any Person; provided, however, the term “Lien” shall not mean any easements, rights-of-way, zoning restrictions, leases, sub-leases, licenses, sublicenses, other restrictions on the use of property, defects in title to property or other similar encumbrances.

“Loan”:  any loan made by any Lender (including, without limitation, the Swingline Lender) pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Guarantee Agreement, the Letters of Credit, the Applications, the Specified Hedge Agreements, if any, and the Notes.

“Loan Parties”:  the Borrower and the Guarantor.

“Material Adverse Effect”:  a material adverse effect on (a) the business, property, operations or financial condition of Holdings and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s”:  Moody’s Investor Service, Inc.

“Moody’s Rating”:  at any time, the rating issued by Moody’s and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement (or, if there is no such debt outstanding, the Borrower’s issuer rating issued by Moody’s then in effect for the Borrower).

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Nonconsenting Lender” means any Lender that does not approve a consent, waiver or amendment to any Loan Document requested by the Borrower or the Administrative Agent and that requires the approval of all Lenders (or all Lenders directly affected thereby) under Section 10.1 when the Required Lenders have agreed to such consent, waiver or amendment.

“Non-Excluded Taxes”:  as defined in Section 2.17(a).

“Non-U.S. Lender”:  with respect to the Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Notes”:  the collective reference to the Revolving Notes and the Swingline Note.

“Obligations”:  the collective reference to the unpaid principal of and interest on (including interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and Reimbursement Obligations and after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations, and all other obligations and liabilities of the Borrower to the Administrative Agent, the Issuing Lender, any Lender (or, in the case of Specified Hedge Agreements, any affiliate of any Lender) or any Cash Management Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred pursuant to this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement, any Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all fees, charges and disbursements of counsel to the Administrative Agent, the Issuing Lender, or to any Lender that are required to be paid by the Borrower pursuant hereto or any other Loan Document).

“OFAC”:  the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities”:  as to any Person (i) any due and owing repurchase obligation or liability of such Person with respect to notes or accounts receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any liability of such Person under any so-called “synthetic” lease transaction and (iv) any obligation under any other transaction which is the functional equivalent of, or takes the place of, a borrowing but which does not constitute a liability on the balance sheet of such Person.

“Other Taxes”:  any and all present or future stamp, court or documentary taxes or any other excise, property, intangible, recording, filing or similar taxes arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.

“Park and Loan Transactions”:  any tariff transaction offered by pipelines or other storage facilities, where the pipelines or other storage facilities allow the customers to park gas on or borrow gas from the pipelines or other storage facilities in one period and reclaim gas from or repay gas to the pipelines or other storage facilities in a subsequent period.

“Participant”:  as defined in Section 10.6(b).

“PATRIOT Act”:  the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) of 2001.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Acquisitions”:  as defined in Section 7.7(e).

“Person”:  an individual, company, corporation, firm, partnership, joint venture, undertaking, association, organization, trust, state or agency of a state (in each case whether or not having a separate legal personality).

“Plan”:  at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform”:  as defined in Section 10.2(b).

“Properties”:  as defined in Section 4.16(a).

“Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Refunded Swingline Loans”:  as defined in Section 2.4(b).

“Refunding Date”:  as defined in Section 2.4(c).

“Register”:  as defined in Section 10.6(f).

“Regulation U”:  Regulation U of the Board.

“Reimbursement Obligation”:  the obligation of the Borrower to reimburse any Issuing Lender pursuant to Section 3.7 for amounts drawn under Letters of Credit.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under Sections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”:  at any time, the holders of more than 50% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have expired or been terminated, the Total Revolving Extensions of Credit then outstanding; provided that the Revolving Commitment of, and the portion of the Revolving Extensions of Credit held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law”:  as to any Person, the articles or certificate of incorporation or organization, by laws, partnership agreement, limited liability company agreement, operating agreement, management agreement, or other organizational or governing documents of such Person, and any constitution, decree, judgment, legislation, order, ordinance, regulation, rule, statute or treaty, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the chief executive officer, president, chief financial officer, treasurer or controller of Holdings or the Borrower, as the case may be, but in any event, with respect to financial matters, the chief financial officer or treasurer of Holdings.

“Restricted Payments”:  as defined in Section 7.5.

“Restricted Subsidiary”:  any Subsidiary other than an Unrestricted Subsidiary.

“Revolving Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and to purchase participations in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be increased pursuant to Section 2.22 or otherwise changed from time to time pursuant to the terms hereof.

“Revolving Commitment Period”:  the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”:  as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Loans”: as defined in Section 2.1(a).

“Revolving Note”:  with respect to any Lender requesting the same, the promissory note  of the Borrower in favor of such Lender evidencing the Revolving Loans made by such Lender pursuant to Section 2.1(a), in substantially the form of Exhibit F-1.

“Revolving Percentage”:  as to any Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or been terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Lenders on a comparable basis.

“Revolving Termination Date”:  the earlier of: (i) September 16, 2013 and (ii) the date of any termination of the Revolving Commitments pursuant to Section 2.7 or Section 8.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs/, or as otherwise published from time to time.

“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/-offices/enforcement/ofac/sdn/index.shtml, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“SEC”:  the Securities and Exchange Commission and any analogous Governmental Authority.

“Securitization Facility Attributed Debt”:  at any time, the aggregate net outstanding amount theretofore paid to any of the Group Members (without duplication) in respect of securitization assets (whether accounts receivable, general intangibles, instruments, documents, chattel paper or other similar assets) sold or transferred in connection with any securitization financing program established by any of the Group Members in respect of such securitization assets (it being the intent of the parties that such Securitization Facility Attributed Debt at any time outstanding approximate as closely as possible the principal amount of Indebtedness that would be outstanding at such time under such financing program if the same were structured as a secured lending arrangement rather than a sale or securitization arrangement).

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“S&P”:  Standard & Poor’s Rating Service, a division of the McGraw Hill Companies, Inc.

“S&P Rating” means, at any time, the rating issued by S&P and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement (or, if there is no such debt outstanding, the Borrower’s issuer rating issued by S&P then in effect for the Borrower).

“Solvent”:  when used with respect to any Person, means that, as of any date of determination, (a) the sum of the value of the assets of such Person (based on either fair value or present fair saleable value, as applicable) will, as of such date, exceed the sum of the liabilities of such Person as of such date, (b) such Person will be able to pay its debts as they mature and (c) such Person has sufficient capital to conduct its business.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Hedge Agreement”:  any Hedge Agreement (a) entered into by the Borrower and any Lender or Lender Affiliate and (b) that has been designated by the relevant Lender and the Borrower, by written notice to the Administrative Agent, as a Specified Hedge Agreement.

“Status Level”:  the collective reference for Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of either or both of the Borrower and Holdings.

“SunTrust”:  as defined in the preamble hereto.

“SunTrust Fee Letter”:  the Fee Letter entered into as of August 6, 2010 among the Borrower, Holdings, SunTrust and SunTrust Robinson Humphrey, Inc.

“Swingline Commitment”:  the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.3 in an aggregate principal amount at any one time outstanding not to exceed $75,000,000.

“Swingline Exposure”:  as to any Lender at anytime, such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Swingline Lender”:  Wells Fargo Bank, in its capacity as the lender of Swingline Loans.

“Swingline Loans”:  as defined in Section 2.3.

“Swingline Note”:  if requested by the Swingline Lender, the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender pursuant to Section 2.3(a), in substantially the form of Exhibit F-2, together with any amendments, modifications and supplements thereto, substitutions therefore and restatements thereof.

“Swingline Participation Amount”:  as defined in Section 2.4(c).

“Total Capitalization”:  at any date, the sum of Consolidated Net Worth and Consolidated Total Debt of the Group Members at such date, determined on a consolidated basis in accordance with GAAP.

“Total Revolving Commitments”:  at any time, the aggregate amount of the Revolving Commitments then in effect.  The Total Revolving Commitments as of the Closing Date is $1,000,000,000.

“Total Revolving Extensions of Credit”:  at any time, the aggregate amount of the Revolving Extensions of Credit of the Lenders outstanding at such time.

“Transferee”:  any Assignee or Participant.

“Type”:  as to any Loan, its nature as an ABR Loan, a Eurodollar Loan or a Swingline Loan bearing interest at an agreed rate and interest period as provided in the last sentence of Section 2.3(a).

“United States”:  the United States of America.

“Unrestricted Subsidiary”: any Subsidiary which (i) is designated as an Unrestricted Subsidiary in accordance with Section 7.11, and (ii) has not incurred any Indebtedness that is guaranteed or otherwise supported by the credit of Holdings, the Borrower or any other of their respective Restricted Subsidiaries (but excluding any such guarantee or other credit support arrangement pursuant to which the liability of such guarantor or credit support provider is limited to loan amounts advanced by another Person against inventory claimed (by rights or claims of offset, ownership or similar claim) by such guarantor or credit support provider, and such guarantor or credit support provider is entitled to receive a pro rata interest in such inventory corresponding to the amounts paid in respect of such inventory).

“Wells Fargo Bank”:  as defined in the preamble hereto.

“Wells Fargo Fee Letter”:  the Fee Letter entered into as of August 6, 2010 among the Borrower, Holdings, Wells Fargo Bank and Wells Fargo Securities, LLC.

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, that for purposes of determining compliance with the covenants contained in Section 7.1, all accounting terms herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect on the date of this Agreement and applied on a basis consistent with the application used in the financial statements referred to in Section 4.1, and provided, further, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (ASC 825) (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time and (vi) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.

AMOUNT AND TERMS OF COMMITMENTS

2.1 Revolving Commitments.

(a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment.  During the Revolving Commitment Period, the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10.

(b) Notwithstanding the foregoing, no Lender shall be obligated to make a Revolving Loan hereunder if the aggregate principal amount at any one time outstanding of such Lender’s Revolving Percentage of the Total Revolving Extensions of Credit exceeds such Lender’s Revolving Commitment.

(c) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 9.7 are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any such payment on any date shall not relieve any other Lender of its corresponding obligation, if any, hereunder to do so on such date, but no Lender shall be responsible for the failure of any other Lender to so make its Loan, purchase its participation or to make any such payment required hereunder.

(d) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.2 Procedure for Revolving Loan Borrowing.  The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 a.m., Charlotte time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) on the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective lengths of the initial Interest Period therefor.  Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof, and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, however, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.3(d).  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof.  Each Lender will make its Revolving Percentage of each borrowing available to the Administrative Agent for the account of the Borrower (or, with respect to Section 3.7, the applicable Issuing Lender) at the Funding Office prior to 1:00 p.m., Charlotte time, on the Borrowing Date requested by or on behalf of the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower (or, with respect to Section 3.7, the applicable Issuing Lender) by the Administrative Agent crediting the account of the Borrower (or, with respect to Section 3.7, the applicable Issuing Lender) on the books of such Funding Office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent or, at the Borrower’s (or, with respect to Section 3.7, the applicable Issuing Lender’s) option, by effecting a wire transfer of such amounts to an account designated by the Borrower (or, with respect to Section 3.7, the applicable Issuing Lender) to the Administrative Agent.

2.3 Swingline Commitment.

(a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect), (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero and (iii) the Swingline Lender shall not make any Swingline Loan if any Lender is at that time a Defaulting Lender, unless the Swingline Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to Swingline Lender (in its sole discretion) with the Borrower or such Lender to eliminate the Swingline Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.23(a)(iv)) with respect to the Defaulting Lender arising from either the Swingline Loan then proposed to be made or that Swingline Loan and all other Swingline Loans as to which the Swingline Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion; and provided, further, that the Borrower shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan.  During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  Each Swingline Loan shall, at the election of the Borrower, accrue interest at either (x) the LIBOR Market Index Rate plus the Applicable Margin for Eurodollar Loans or (y) the ABR plus the Applicable Margin for ABR Loans, in each case as such rate is in effect from time to time while such Swingline Loan is outstanding.  Immediately upon the making of a Swingline Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Revolving Percentage times the amount of such Swingline Loan.

(b) The Borrower shall repay (i) each outstanding Swingline Loan not later than 14 Business Days after the date such Swingline Loan was advanced pursuant to Section 2.3(a), and (ii) all outstanding Swingline Loans on the Revolving Termination Date.

(c) The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans.  Until each Lender funds its Refunded Swingline Loan pursuant to Section 2.4 with respect to any Swingline Loan made by the Swingline Lender, interest in respect of such Lender’s Revolving Percentage of such Swingline Loan shall be solely for the account of the Swingline Lender.

(d) The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

2.4 Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans, it shall give the Administrative Agent and the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., Charlotte, North Carolina time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period) and (iii) whether the Borrower elects for such Swingline Loan to accrue interest at the LIBOR Market Index Rate plus the Applicable Margin for Eurodollar Loans or at the ABR plus the Applicable Margin for ABR Loans.  Each borrowing under the Swingline Commitment shall be in an amount equal to $1,000,000 or a whole multiple of $100,000 in excess thereof.  Not later than 3:00 P.M., Charlotte, North Carolina time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender.  The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds or, at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender to the Administrative Agent no later than 12:00 Noon, Charlotte, North Carolina time, request each Lender to make, and each Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, together with all interest accrued and unpaid thereon, to repay the Swingline Lender.  Revolving Loans made pursuant to this Section 2.4(b) initially shall bear interest at the ABR plus the Applicable Margin for ABR Loans.  Each Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., Charlotte, North Carolina time, one Business Day after the date of such notice.  The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans and all interest accrued and unpaid thereon.  The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans and all interest accrued and unpaid thereon to the extent amounts received from the Lenders are not sufficient to repay in full such Refunded Swingline Loans and all interest accrued and unpaid thereon.  The Administrative Agent shall give the Borrower prompt notice of any such charge against the Borrower’s account.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.4(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.4(b), each Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.4(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding, together with all interest accrued and unpaid thereon, that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Lender’s obligation to make the Loans referred to in Section 2.4(b) and to purchase participating interests pursuant to Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Loan Party; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.5 Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time in respect of such Loans.  The Administrative Agent shall maintain the Register pursuant to Section 10.6(f), and a record therein for each Lender, in which shall be recorded (i) the amount of each Loan made by such Lender, the interest rate applicable thereto and each Interest Payment Date applicable thereto, and (ii) the amount of any sum received by the Administrative Agent hereunder from the Borrower on account of such Loan.  The entries made in the Register and the records of each Lender maintained pursuant to this Section 2.5shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such record, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made by such Lender in accordance with the terms of this Agreement.

(b) At the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will execute and deliver to such Lender a Revolving Note evidencing the Revolving Loans of such Lender and, in the case of the Swingline Lender only, a Swingline Note evidencing the Swingline Loans of the Swingline Lender, payable to the order of such Lender.

2.6 Facility Fees, etc.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Percentage a facility fee for the period from and including the date hereof to the Revolving Termination Date, computed at the Facility Fee Rate on the average daily amount of the Revolving Commitment of such Lender in effect (whether or not then being used) during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date, commencing on September 30, 2010; provided, however, that no facility fee shall accrue on the Revolving Commitment of a Defaulting Lender during any period that such Lender shall be a Defaulting Lender.

(b) The Borrower agrees to pay to the Administrative Agent, the Co-Syndication Agents and the Arrangers the fees in the amounts and on the dates previously agreed to in the Fee Letters.

2.7 Termination or Reduction of Revolving Commitments.  The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof pursuant to Section 2.9, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments.  Any such reduction shall be in an amount equal to $10,000,000, or an integral multiple of $1,000,000 in excess thereof, and shall reduce permanently the Revolving Commitments then in effect.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Revolving Commitments.

2.8 Optional Prepayments.  The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and no later than 11:00 a.m., Charlotte time, on the date of such prepayment in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.18.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments of the Loans shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.  Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.

2.9 Prepayments on Revolving Commitment Reductions.  Any reduction of the Revolving Commitments shall be accompanied by prepayment of the Revolving Loans and/or Swingline Loans to the extent, if any, that the Total Revolving Extensions of Credit would exceed the amount of the Total Revolving Commitments as so reduced; provided that if the aggregate principal amount of Revolving Loans and Swingline Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent.  The application of any prepayment pursuant to this Section 2.9 shall be made, first, to ABR Loans and, second, to Eurodollar Loans.  Each prepayment of the Loans under this Section 2.9 shall (i) be accompanied by accrued interest to the date of such prepayment on the amount prepaid and (ii) be applied to the Loans of the Lenders in accordance with their respective Revolving Percentages.

2.10 Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when a Default or an Event of Default has occurred and is continuing.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Default or Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.11 Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (b) no more than six Eurodollar Tranches shall be outstanding at any one time.

2.12 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin for Eurodollar Loans.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin for ABR Loans.

(c) Each Swingline Loan (other than an ABR Loan) shall bear interest at the rate set forth in Section 2.3(a).

(d) Upon the occurrence and during the continuance of any Event of Default under Sections 8(a) or 8(f), or (at the election of the Required Lenders) upon the occurrence and during the continuance of any other Event of Default, all outstanding principal amounts of the Loans and, to the greatest extent permitted by law, all interest accrued on the Loans and all other accrued and outstanding fees and other amounts hereunder, shall bear interest at a rate per annum equal to the interest rate applicable from time to time thereafter to such Loans (whether the ABR plus the Applicable Margin or the Eurodollar Rate plus the Applicable Margin) plus 2% (or, in the case of interest, fees and other amounts for which no rate is provided hereunder, at the ABR (plus the Applicable Margin) plus 2%), and, in each case, such default interest shall be payable on demand.  To the greatest extent permitted by law, interest shall continue to accrue after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any law pertaining to insolvency or debtor relief.

(e) Interest in respect of all Revolving Loans and all Swingline Loans shall be payable in arrears on each Interest Payment Date.  Notwithstanding the foregoing, interest accruing pursuant to paragraph (d) of this Section shall be payable from time to time on demand.

2.13 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.12(a).

2.14 Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(i) the Administrative Agent shall have determined in its reasonable and good faith judgment (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(ii) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the actual cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period;

the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans.  Until such notice has been withdrawn by the Administrative Agent (upon the instruction of the Required Lenders in the case of clause (ii) above), no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.  The Administrative Agent shall promptly withdraw such notice when Eurodollar Loans are again available.

2.15 Pro Rata Treatment and Payments.

(a) Each borrowing by the Borrower from the Lenders hereunder (other than the borrowing of Swingline Loans), and, subject to Section 2.23(a), each payment by the Borrower on account of any facility fee and any reduction of the Revolving Commitments of the Lenders shall be made according to the respective Revolving Percentage of each of the relevant Lenders.

(b) Subject to Section 2.23(a), each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made according to the respective Revolving Percentage of each Lender.

(c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, Charlotte time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.16 Requirements of Law.

(a) If any Change in Law:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.17 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any amounts pursuant to this paragraph, it shall promptly notify the Borrower in writing (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than three months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such period for which the Borrower shall be required to compensate the Lenders shall be extended to include the period of such retroactive effect.

(b) If any Lender shall have determined that any Change in Law regarding capital requirements shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than three months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such period for which the Borrower shall be required to compensate the Lenders shall be extended to include the period of such retroactive effect

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.17 Taxes.

(a) All payments made by the Borrower under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Lender, within ten days after demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Failure or delay on the part of the Administrative Agent, any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Administrative Agent’s, such Lender’s or such Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Administrative Agent, a Lender or an Issuing Lender pursuant to this Section for any Non-Excluded Taxes or Other Taxes imposed or asserted against the Administrative Agent, such Lender or such Issuing Lender more than 90 days prior to the date that the Administrative Agent, such Lender or such Issuing Lender, as the case may be, notifies the Borrower of the imposition or assertion of such Non-Excluded Taxes or Other Taxes and of the Administrative Agent’s, such Lender’s or such Issuing Lender’s intention to claim indemnification therefor (except that, if the imposition or assertion of such Non-Excluded Taxes or Other Taxes giving rise to such claim for indemnification is retroactive, then the 90 day period referred to above shall commence on the date the Administrative Agent, such Lender or such Issuing Lender obtains knowledge of the same).  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be conclusive absent manifest error.

(d) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(e) Any Non-U.S. Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Non-U.S. Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Non-U.S. Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller, and (B) other documentation reasonably requested by the Borrower and the Administrative Agent sufficient for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements.

(g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder and for a period of one year after the indefeasible payment in full of all Obligations and the termination of this Agreement and the other Loan Documents.

2.18 Compensation.  The Borrower will compensate each Lender upon demand for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund or maintain Eurodollar Loans) that such Lender may incur or sustain (i) if for any reason (other than a default by such Lender) a Borrowing or continuation of, or conversion into, a Eurodollar Loan does not occur on a date specified therefor in the notice of borrowing or notice of conversion/continuation provided by the Borrower to the Administrative Agent, (ii) if any repayment, prepayment or conversion of any Eurodollar Loan occurs on a date other than the last day of an Interest Period applicable thereto (including as a consequence of any assignment made pursuant to Section 2.21 or any acceleration of the maturity of the Loans pursuant to Section 9.2), (iii) if any prepayment of any Eurodollar Loan is not made on any date specified in a notice of prepayment given by the Borrower or (iv) as a consequence of any other failure by the Borrower to make any payments with respect to any Eurodollar Loan when due hereunder.  Calculation of all amounts payable to a Lender under this Section 2.18 shall be made as though such Lender had actually funded its relevant Eurodollar Loan through the purchase of a Eurodollar deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of such Eurodollar Loan, having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund its Eurodollar Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.18.  A certificate (which shall be in reasonable detail) showing the bases for the determinations set forth in this Section 2.18 by any Lender as to any additional amounts payable pursuant to this Section 2.18 shall be submitted by such Lender to the Borrower either directly or through the Administrative Agent.  Determinations set forth in any such certificate made in good faith for purposes of this Section 2.18 of any such losses, expenses or liabilities shall be conclusive absent manifest error.

2.19 Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.16, 2.17(a) or 2.20 with respect to such Lender, to the extent permitted by law, it will designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, are not disadvantageous to such Lender, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.16, 2.17(a) or 2.20.

2.20 Illegality.  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof shall make it unlawful, impossible or impracticable for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent and the Borrower thereof (with supporting documentation) of such event, then such Lender’s Revolving Commitment shall be suspended and, 30 days following such notification, shall be canceled if such unlawfulness, impossibility or impracticability shall then be continuing.  The Borrower shall prepay such Lender’s Loans or convert such Eurodollar Loans to ABR Loans at the time or times and to the extent necessary to avoid such unlawfulness, together with unpaid accrued interest thereon, unpaid accrued fees and any other amounts due and payable to such Lender, unless, in either case, prior thereto, the Borrower shall have given notice to such Lender that the Borrower will require such Lender to assign and transfer all of its interests in this Agreement pursuant to Section 2.21 and shall have caused such Lender to have so assigned and transferred such interests.

2.21 Replacement of Lenders.  The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.16 or 2.17(a), (b) requires relief pursuant to Section 2.20 or (c) is a Defaulting Lender or a Nonconsenting Lender, in each case with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.19 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.16 or 2.17(a) or relief pursuant to Section 2.20, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender for any amounts owing under Section 2.18 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be an Eligible Assignee, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay to the Lender being replaced all additional amounts (if any) required pursuant to Section 2.16 or 2.17(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.  If any circumstances arise which result, or such Lender becomes aware of any circumstances which are expected to result, in the Borrower having to make such compensation or indemnification or in it becoming illegal for such Lender to make, fund or maintain such Lender’s Eurodollar Loans, such Lender shall use its commercially reasonable efforts to notify the Borrower thereof and, in consultation with the Borrower, such Lender shall take all steps, if any, it determines are reasonable and the Borrower determines are acceptable to mitigate the effect of those circumstances; provided that no delay or failure by any Lender to provide any such notice shall affect the obligations of the Borrower hereunder.

2.22 Increase in Revolving Commitments.

(a) Prior to the Revolving Termination Date, the Borrower may submit to the Administrative Agent the Borrower’s written request that the Revolving Commitments be increased, in each case by a minimum amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof, up to a total amount so that the Total Revolving Commitments do not exceed on any such occasion $1,250,000,000 (the requested amount on each such occasion being the “Maximum Revolving Commitments”), and the Administrative Agent shall promptly give notice of such request to each Lender (the “Revolving Commitment Increase Notice”).  Within 15 Business Days after its receipt from the Administrative Agent of a Revolving Commitment Increase Notice, each Lender that desires to increase its Revolving Commitment in response to such request (each such Lender, a “Consenting Lender”) shall deliver written notice to the Administrative Agent of its election to increase its Revolving Commitment and the maximum amount of such increase (for each Consenting Lender, its “Additional Revolving Commitment”), which may not be larger than the excess of (a) the Maximum Revolving Commitments, over (b) the Total Revolving Commitments then in effect.  The failure of any Lender to so notify the Administrative Agent of its election and its Additional Revolving Commitment, if any, shall be deemed to be a refusal by such Lender to increase its Revolving Commitment.

(b) If the sum of the Revolving Commitments then in effect plus the aggregate Additional Revolving Commitments pursuant to Section 2.22(a) is less than the Maximum Revolving Commitments, then the Borrower may obtain the remainder of the Maximum Revolving Commitment from one or more new banks or other financial institutions acceptable to the Borrower and the Administrative Agent (which acceptance shall not be unreasonably withheld) (each a “New Lender”).  Upon (i) the execution of a joinder agreement with respect to this Agreement by such New Lender and acceptance thereof by the Administrative Agent, (ii) the execution and delivery by the Borrower of any Notes requested by the New Lender evidencing its Loans, and (iii) delivery of notice to the Lenders by the Administrative Agent setting forth the effective date of the addition of the New Lender(s) hereunder and the amount of such New Lender(s)’ Revolving Commitment(s), such New Lender(s) shall be for all purposes Lender(s) party to this Agreement to the same extent as if original parties hereto with Revolving Commitment(s) as set forth on the joinder agreement executed by the New Lender(s); provided, however, (i) the Total Revolving Commitments of all Lenders (including any New Lenders) shall not exceed in the aggregate the Maximum Revolving Commitments, and (ii) the Revolving Commitments of all Lenders that are parties hereto prior to the addition of any New Lender shall not be affected by the addition of such New Lender.

(c) If the Total Revolving Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(d) Prior to any increase in the Revolving Commitments becoming effective pursuant to this Section 2.22, Borrower and Guarantor shall deliver such opinions of counsel for the Borrower and the Guarantor with respect thereto as the Administrative Agent may reasonably request, no Default or Event of Default shall then exist or have occurred and be continuing, and the other conditions set forth in Section 5.2 shall have been satisfied. Effective on the date on which the increase in Revolving Commitments pursuant to this Section 2.22 takes effect, which date shall be mutually agreed upon by the Borrower, the Administrative Agent, and each Lender or New Lender increasing or providing, as the case may be, its Revolving Commitments, (i) all Loans outstanding hereunder shall be converted into, and shall be advanced as, Eurodollar Loans or ABR Loans (or both) as selected by the Borrower by notice to the Administrative Agent in accordance with the provisions of Section 2.22, such that all such Loans are held by the Lenders (including any New Lenders) in the proportion of their Revolving Percentages, as determined taking into account the increase in the Revolving Commitments, and (ii) each New Lender and each other Lender increasing its Revolving Commitment shall advance any additional amounts to be advanced by it hereunder, by making funds available to the Administrative Agent, in immediately available funds, not later than 1:00 p.m. Charlotte, North Carolina time on such date.  After the Administrative Agent’s receipt of such funds, the Administrative Agent shall disburse to the non-Consenting Lenders any resulting repayments of such outstanding Loans.  If any conversion or payment of a Eurodollar Loan pursuant to the foregoing provisions occurs on a day that is not the last day of the applicable Interest Period, the provisions of Section 2.18 shall apply thereto.

2.23 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 10.1.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or the Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by any Issuing Lender or the Swingline Lender, to be held as Cash Collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Letter of Credit or Swingline Loan; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts then owing to the Lenders, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or the Swingline Lender against that Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts then owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or any L/C Obligations in respect of which such Defaulting Lender has not fully funded its share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied to pay the Loans of, and L/C Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Any Defaulting Lender shall be entitled to receive any Facility Fee for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding amount of the Revolving Loans funded by it, and (2) its Revolving Percentage of the stated amount of Letters of Credit and Swingline Loans for which it has provided Cash Collateral pursuant to Section 2.23(c) (and the Borrower shall (A) be required to pay each of the Issuing Lenders and the Swingline Lender the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender, and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(iv) All or any part of such Defaulting Lender’s L/C Obligations and its Swingline Exposure shall automatically (effective on the day such Lender becomes a Defaulting Lender) be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) no Default shall have occurred and be continuing (and, unless the Borrower shall have otherwise notified the Administrative Agent at the time, the Borrower shall be deemed to have represented and warranted that such condition is satisfied at such time), and (y) such reallocation does not cause the Revolving Extensions of Credit of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Commitment.  For the avoidance of doubt and notwithstanding any provision in this Agreement to the contrary, the Borrower shall not be required under this Agreement to deliver to the Administrative Agent any Cash Collateral unless and until the aggregate Revolving Commitment of all Lenders who are not Defaulting Lenders is less than the aggregate amount of all Revolving Extensions of Credit outstanding at such time.

(v) If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within two Business Days following notice by the Administrative Agent, Cash Collateralize such Defaulting Lender’s L/C Obligations and its Swingline Exposure (after giving effect to any partial reallocation pursuant to clause (iv) above) in accordance with the procedures set forth in Section 2.23(c) for so long as such L/C Obligations and Swingline Loans are outstanding.

(b) If the Borrower, the Administrative Agent, each Issuing Lender and the Swingline Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Percentages (without giving effect to Section 2.23(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of the Borrower or any other party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) At any time that there shall exist a Defaulting Lender, and to the extent that Cash Collateral is required to be delivered pursuant to Section 2.23(a), within two Business Days upon the request of the Administrative Agent, any Issuing Lender or the Swingline Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.23(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(i) All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent.  The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to clause (ii) below.  If at any time the Administrative Agent reasonably determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(ii) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.23 in respect of Letters of Credit or Swingline Loans shall be held and applied to the satisfaction of the specific L/C Obligations or Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(iii) Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee)), or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of an Event of Default (and following application as provided in this Section 2.23 may be otherwise applied in accordance with Section 2.15), and (y) the Person providing Cash Collateral and each applicable Issuing Lender or Swingline Lender may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

SECTION 3.

LETTERS OF CREDIT

3.1 L/C Commitment.

(a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.6(a), agrees to issue Letters of Credit for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Borrower shall not request the Issuing Lenders to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment, (ii) the aggregate amount of the Available Revolving Commitments would be less than zero, (iii) if Wells Fargo Bank or Bank of America is the Issuing Lender, such Issuing Lender’s outstanding L/C Obligations would exceed $125,000,000 or, for any other Issuing Lender, if such Issuing Lender’s outstanding L/C Obligations would exceed the amount of the Letters of Credit such Issuing Lender has agreed to issue and (iv) if any Lender is at that time a Defaulting Lender, unless such Issuing Lender has entered into an arrangement, including the delivery of Cash Collateral, satisfactory to such Issuing Lender (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.23(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.  Each Letter of Credit shall (i) be denominated in Dollars, (ii) have a face amount of at least $2,500,000 (unless otherwise agreed by the Issuing Lender) and (iii) expire no later than the date that is five Business Days prior to the Revolving Termination Date.

(b) At no time shall any Issuing Lender be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2 Procedure for Issuance of Letter of Credit.  The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request.  Upon receipt of any Application, such Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than two Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower.  The applicable Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof.  The applicable Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3 Existing Letters of Credit.  The Borrower, Holdings, each Issuing Lender and the Lenders agree that, as of the Closing Date, each Existing Letter of Credit issued for the account of the Borrower and set forth on Schedule 3.3 on the Closing Date will be deemed issued by the Issuing Lender identified on Schedule 3.3 for the account of the Borrower under this Agreement as a Letter of Credit.

3.4 Issuing Lender Reports.  Unless otherwise agreed by the Administrative Agent, each Issuing Lender shall report in writing to the Administrative Agent (i) on or prior to each Business Day on which such Issuing Lender issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof shall have changed), it being understood that such Issuing Lender shall not effect any issuance, renewal, extension or amendment resulting in an increase in the aggregate amount of the Letters of Credit issued by it without first obtaining written confirmation from the Administrative Agent that such increase is then permitted under this Agreement, (ii) on each Business Day on which such Issuing Lender makes any payment under any Letter of Credit, the date and amount of such payment, (iii) on any Business Day on which the Borrower fails to reimburse any payment under any Letter of Credit required to be reimbursed to such Issuing Lender on such day, the date of such failure and the amount of such payment and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Lender.

3.5 Fees and Other Charges.

(a) The Borrower will pay to the Administrative Agent a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, which fee shall be shared ratably among the Lenders according to their respective Revolving Percentages and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date; provided, however, that any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable Issuing Lender pursuant to Section 2.23(c) shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Revolving Percentages allocable to such Letter of Credit pursuant to Section 2.23(a)(iv), with the balance of such fee, if any, payable to the Issuing Lender for its own account.  In addition, the Borrower shall pay to each Issuing Lender for its own account a fronting fee in the amount set forth in the applicable Fee Letter, payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such customary and reasonable costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.6 L/C Participations.

(a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lenders, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it and the amount of each draft paid by each Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement or which is not converted to ABR Loans pursuant to Section 3.7 of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

(b) If any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.6(a) in respect of any unreimbursed portion of any payment made by an Issuing Lender under any Letter of Credit is not paid to such Issuing Lender on the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360; provided that if any such amount required to be paid by any L/C Participant pursuant to Section 3.6(a) is not made available to such Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Facility.  A certificate of any Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.6(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

3.7 Reimbursement Obligation of the Borrower.

(a) The Borrower agrees to reimburse each Issuing Lender on the Business Day next succeeding the Business Day on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment.  Each such payment shall be made to such Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds.  Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 2.12(b) and (ii) thereafter, Section 2.12(d).

(b) Unless the Borrower shall have notified the applicable Issuing Lender and the Administrative Agent prior to 11:00 a.m., Charlotte time, on the Business Day immediately prior to the date on which such draft is honored that the Borrower intends to reimburse such Issuing Lender for the amount of such draft in funds other than from the proceeds of Loans, the Borrower shall be deemed to have timely given a notice of borrowing to the Administrative Agent requesting the Lenders to make an ABR Loan on the date on which such draft is honored in an exact amount due to such Issuing Lender.  The Administrative Agent shall notify the Lenders of such borrowing in accordance with Section 2.2, and each Lender shall make the proceeds of its ABR Loan included in such borrowing available to the Administrative Agent for the account of such Issuing Lender in accordance with Section 2.2.  The proceeds of such borrowing shall be applied directly by the Administrative Agent to reimburse the applicable Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment.

(c) If for any reason an ABR Loan may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each L/C Participant (other than the applicable Issuing Lender) shall be obligated to fund the participation that such L/C Participant purchased pursuant to Section 3.6(a) in an amount equal to such L/C Participant’s Revolving Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by such Issuing Lender thereunder on and as of the date which such ABR Loan should have occurred pursuant to this Section 3.7.

3.8 Obligations Absolute.  The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.7 shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, (ii) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee, (iii) any payment by any Issuing Lender against presentation of a draft or certificate that does not comply with the terms of the applicable Letter of Credit, or (iv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.  No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender.  The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

3.9 Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the applicable Issuing Lender receiving such draft shall promptly notify the Borrower of the date and amount thereof.  The responsibility of such Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.10 Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.11 Role of Issuing Lenders.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no Issuing Lender shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the Issuing Lenders, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Lender shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the Issuing Lenders, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Lender shall be liable or responsible for any of the matters described in clauses (i) through (iv) of Section 3.8; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an Issuing Lender, and an Issuing Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Lender’s willful misconduct or gross negligence or such Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, each Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Lender shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.12 The Issuing Lenders.  Each Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Lender shall have all of the rights, benefits and immunities (a) provided to the Administrative Agent in Section 9 with respect to any acts taken or omissions suffered by it in connection with Letters of Credit issued by it or proposed to be issued by it and any documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 9 included each Issuing Lender with respect to such acts or omissions, and (b) as additionally provided herein with respect to each Issuing Lender.

3.13 Effectiveness.  Notwithstanding any termination of the Revolving Commitments or repayment of the Loans, or both, the obligations of the Borrower under this Section 3 shall remain in full force and effect until all of the Issuing Lenders and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

SECTION 4.

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

4.1 Financial Condition.  The audited consolidated balance sheet of Holdings as at December 31, 2009, and the related consolidated statements of income, retained earnings and cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, fairly present in all material respects the consolidated financial condition of Holdings as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended.  The unaudited consolidated balance sheet of Holdings as at June 30, 2010, and the related unaudited consolidated statements of income, retained earnings and cash flows for the six-month period ended on such date, fairly present in all material respects the consolidated financial condition of Holdings as at such date, and the consolidated results of its operations and its consolidated cash flows for the six-month period then ended (subject to normal year end audit adjustments).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

4.2 No Change.  Since December 31, 2009, no event or condition has occurred or changed that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law.  Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that such non-compliance, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations.  Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  No authorization or approval of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, other than any such consents, authorizations, filings and notices which have been obtained or made and are in full force and effect.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any material Requirement of Law or any material Contractual Obligation of any of Holdings, the Borrower or their respective Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation.  No Requirement of Law or Contractual Obligation applicable to Holdings, the Borrower or any of their respective Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6 Litigation.  No litigation, arbitration or administrative proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened (i) against Holdings or the Borrower or any of their respective Subsidiaries to restrain the entry by Holdings or the Borrower into, the enforcement of or exercise of any rights by the Lenders or the Administrative Agent under, or the performance or compliance by the Borrower with any obligations under, this Agreement, the Notes, or the Guarantee Agreement, or (ii) against Holdings or the Borrower or any of their Subsidiaries which has had or would reasonably be expected to have a Material Adverse Effect.

4.7 No Default.  No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens.  Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property which is material to the operation of such Group Member’s business, and good title to, or a valid leasehold interest in, all its other property which is material to the operation of such Group Member’s business, and none of such property is subject to any Lien except as permitted by Section 7.2.

4.9 Intellectual Property.  (i) Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted; (ii) no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim and (iii) the use of Intellectual Property which is material to the operation of each Group Member’s business does not infringe on the rights of any Person in any material respect.

4.10 Taxes.  Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed (except as permitted under Section 7.2(c)), and, to the knowledge of Holdings and the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge (other than any such tax, fee or charge, the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member).

4.11 Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used in any manner which violates Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1, as applicable, referred to in Regulation U.  After application of the proceeds of all Loans and any purchases funded thereby, less than 25% of the assets of Holdings and the Borrower and their Subsidiaries consist of “margin stock” (as defined in Regulation U).

4.12 ERISA.  Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Plan, and, to the knowledge and belief of Holdings and the Borrower, each Plan has complied in all material respects with the applicable provisions of ERISA and the Code except where non-compliance, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period.  The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount that could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a liability or loss under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability or loss under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made, in any case where, either singly or in the aggregate, the aggregate amount of loss or liability could not reasonably be expected to have a Material Adverse Effect.

4.13 Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to borrow Loans or obtain other Revolving Extensions of Credit under this Agreement.

4.14 Subsidiaries.  As of the Closing Date, (a) Schedule 4.14 sets forth the name and jurisdiction of incorporation of each Subsidiary of each of Holdings and the Borrower and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party, and whether such Subsidiary is then a Restricted Subsidiary or Unrestricted Subsidiary, and (b) except as set forth on Schedule 4.14, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock performance grants granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of Holdings, the Borrower or any of their respective Subsidiaries, except as created by the Loan Documents.

4.15 Use of Proceeds.  The proceeds of the Loans and the Letters of Credit shall be used to repay Indebtedness under the Existing Credit Agreement, to support the issuance of commercial paper by the Borrower, to fund Permitted Acquisitions, capital expenditures and repurchases of shares of Capital Stock of Holdings, to issue standby and/or direct pay letters of credit, to provide for ongoing working capital needs, and for general corporate purposes of Holdings, the Borrower and the other Group Members.

4.16 Environmental Matters.  Except (i) as may be disclosed on Schedule 4.16, or (ii) as, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any of Holdings, the Borrower, or their respective Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) none of Holdings, the Borrower, or their respective Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any of them (the “Business”), nor does Holdings or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Borrower, threatened, under any Environmental Law to which any of Holdings, the Borrower, or their respective Subsidiaries is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

4.17 Accuracy of Information, etc.  No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or written statement furnished by any Loan Party or other statement made or furnished by a Responsible Officer of any Loan Party, in each case to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading.  There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.18 Solvency.  Each Loan Party is, and after giving effect to the incurrence of all Obligations being incurred in connection herewith, will be and will continue to be, Solvent.

4.19 Status of Loans and Guarantee Agreement.  The obligations of Borrower and Holdings in respect of the Loans, the Reimbursement Obligations, and Guarantee Agreement, respectively, constitute senior, unsubordinated, unsecured, direct obligations of such Loan Parties and rank pari passu with such Loan Parties’ other senior, unsubordinated, unsecured obligations.

4.20 OFAC.  No Loan Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

4.21 PATRIOT Act.  Each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended

SECTION 5.

CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit.  The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction on the Closing Date of the following conditions precedent:

(a) Credit Agreement; Guarantee Agreement.  The Administrative Agent shall have received (i)  this Agreement executed and delivered by the Agents, Holdings, the Borrower and each Lender, (ii) the Notes requested by the Lenders as executed and delivered by the Borrower, and (iii) the Guarantee Agreement executed and delivered by Holdings.

(b) Fees.  The Lenders, the Arrangers and the Administrative Agent shall have received all fees required to be paid (including, without limitation, all fees due under the Fee Letters), and all expenses for which invoices have been presented (but only the reasonable fees and out-of-pocket expenses of one legal counsel to the Administrative Agent), on or before the Closing Date.

(c) Closing Certificate.  The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(d) Legal Opinions.  The Administrative Agent shall have received the executed legal opinions of (1) Kilpatrick Stockton LLP, counsel to Holdings and the Borrower, and (2) Woodburn and Wedge, special Nevada counsel to the Borrower, substantially in the forms of Exhibits E-1, and E-2.  Such legal opinions shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(e) Certificate of Officers.  The Administrative Agent shall have received certificates of the Secretary or an Assistant Secretary of the Borrower and Holdings containing specimen signatures of the persons authorized to execute the Loan Documents on behalf of the Borrower and Holdings, and any other documents provided for herein or therein, together with (x) copies of resolutions of the Boards of Directors of the Borrower and Holdings authorizing the execution and delivery of the Loan Documents, (y) copies of the Borrower’s and Holdings’ articles or certificate of incorporation, by-laws, and other governing or organizational documents, and (z) a certificate of good standing from the Office of the Secretary of State of the state of organization of each of the Borrower and Holdings.

(f) Termination of Existing Credit Agreement.  Prior to or simultaneously with the effectiveness of this Agreement, the Borrower shall have repaid all outstanding advances and shall have paid all other amounts payable under the Existing Credit Agreement, and the commitments under such Existing Credit Agreement shall have been terminated.

(g) Other Documents.  The Administrative Agent shall have received such other documents, certificates, information and legal opinions as it or the Required Lenders may have reasonably requested.

(h) PATRIOT Act.  The Borrower and Holdings shall have delivered to the Administrative Agent all documentation and other information requested by the Administrative Agent that is required to satisfy applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

Without limiting the generality of the provisions of the last paragraph of Section 9.3, for purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender, other than the payment of fees required to be paid under Section 5.1(b), which requirement shall be satisfied only upon a Lender’s receipt of such payment in immediately available funds, unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.2 Conditions to Each Extension of Credit.  The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except (i) to the extent any representation and warranty expressly relates to any earlier date, in which case such representation and warranty shall have been true and correct in all material respects on and as of such earlier date and except that for purposes of this Section 5.2, the representations and warranties contained in Section 4.1 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.1, and (ii) no representation or warranty shall be deemed made as of any date subsequent to the Closing Date as to the matters set forth in Section 4.2 and Section 4.6(ii).

(b) No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by, and issuance of a Letter of Credit on behalf of, the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6.

AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of Holdings and the Borrower shall and shall cause each other Group Member to:

6.1 Financial Statements.  Furnish to the Administrative Agent  for delivery to the Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries and a copy of the separate unaudited balance sheet (or, if audited financial statements are otherwise prepared or required to be prepared for such Unrestricted Subsidiary, audited balance sheet) of each Unrestricted Subsidiary, in each case as at the end of such year and the related audited (or, in the case of any Unrestricted Subsidiary for which audited statements are not required by this Section 6.1(a), unaudited) consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on for such fiscal year without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Holdings’ independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdings (other than the last fiscal quarter of each fiscal year), a copy of the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries, and a copy of the separate unaudited consolidated balance sheet of each Unrestricted Subsidiary, in each case as at the end of such quarter and the related unaudited statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as having been prepared in accordance with GAAP (subject to normal year end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein and except for the omission of footnotes in the quarterly financial statements).

6.2 Certificates; Other Information.  Furnish to the Administrative Agent for delivery to the Lenders (or, in the case of clause (d), to the relevant Lender):

(a) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of Holdings, as the case may be;

(b) (i) prompt notice to the Administrative Agent of any failure by Holdings or the Borrower to file with the SEC any annual report on Form 10 K or quarterly report on Form 10 Q on or before the date such report is required to be filed pursuant to SEC regulations, and (ii) within five days after the same is filed, notice to the Administrative Agent of the filing of any such annual report on Form 10-K or quarterly report on Form 10-Q that had not previously been filed by Holdings or the Borrower as described in the preceding clause (i), and the availability to the Lenders of such filing through electronic access;

(c) within five days after the same is filed, notice to the Administrative Agent of the filing by Holdings or the Borrower with the SEC of any proxy statement, and the availability to the Lenders of such filing through electronic access; and

(d) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

6.3 Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Federal, state and other material taxes and other material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.4 Maintenance of Existence; Compliance.  (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.3 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance.  (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain insurance (either with financially sound insurance companies or through self-insurance) on all its property in at least such amounts and against at least such risks (but including in any event public liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6 Inspection of Property; Books and Records; Discussions.  (a)  Keep proper books of records and account in respect of Holdings, the Borrower, and their respective Subsidiaries in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to their business and activities and (b) permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records during normal business hours and, if no Event of Default has occurred and is continuing, upon reasonable notice and as often as may reasonably be desired and to discuss their respective businesses, operations, properties and financial and other condition with their respective officers and employees and with their independent certified public accountants; provided, that unless an Event of Default has occurred and is continuing, the Administrative Agent and the Lenders shall use their reasonable efforts to coordinate any such visits or inspections so as to minimize disruption of the conduct of their respective businesses, as applicable.

6.7 Notices.  Promptly, and in any event within three Business Days after any Responsible Officer of the Borrower or Holdings knows or has reason to know of the same, give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) the following events, at such time as a Responsible Officer has knowledge thereof; any (i) default or event of default under any material Contractual Obligation of any of Holdings, the Borrower, or their respective Subsidiaries or (ii) litigation or governmental proceeding that may exist at any time between any of Holdings, the Borrower, or their respective Subsidiaries and any Governmental Authority, and (iii) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan, that in any of the foregoing cases (i) through (iii) singly or in the aggregate, could reasonably be expected to result in liabilities, losses or claims to the Group Members in an aggregate amount in excess of $100,000,000; and

(c) any adverse change in or downgrade of, or withdrawal or suspension of, the Moody’s Rating or the S&P Rating of which Holdings or the Borrower has received written notification or of which Holdings or the Borrower becomes aware of the public announcement thereof.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8 Environmental Laws.

(a) Comply in all material respects with, and contractually require compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and contractually require that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except where such non-compliance would not reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete in all material respects all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and comply in a timely manner in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9 Maintenance of Ownership.  In the case of Holdings, own 100% of the Capital Stock of the Borrower, Atlanta Gas Light Company, Pivotal Utilities Holdings, Inc. and Virginia Natural Gas, Inc.

6.10 OFAC, PATRIOT Act Compliance.  Each of the Borrower and Holdings will, and will cause each Group Member to, (i) refrain from doing business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC, and (ii) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act.

SECTION 7.

NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, during the term of this Agreement, and so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of Holdings and the Borrower shall not, and shall not permit any of the other Group Members to, directly or indirectly:

7.1 Financial Condition Covenant.  Permit the ratio of Consolidated Total Debt to Total Capitalization to be greater than 0.70:1.00  as of the end of any fiscal month of Holdings (as determined by Holdings and the Borrower based on their internal fiscal month-end consolidated balance sheet prepared not later than ten days following the end of such fiscal month) or at the end of any fiscal quarter of Holdings (as reflected on the consolidated financial statements delivered to the Lenders pursuant to Section 6.1).  For purposes of the foregoing, to the extent Consolidated Total Debt includes outstanding amounts under Hybrid Securities, then a portion of the amount of such Hybrid Securities not to exceed a total of 15% of Total Capitalization may be excluded from Consolidated Total Debt.

7.2 Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Mechanics’, materialmen’s, carriers’, and other similar Liens arising in the ordinary course of business that are not overdue for a period longer than 30 days or that are being contested in good faith by appropriate proceedings;

(b) Pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation;

(c) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the consolidated books of Holdings in conformity with GAAP;

(d) Liens in respect of judgments or awards pending appeal (other than judgments or awards not constituting an Event of Default under Section 8(h)) so long as execution is not levied thereunder, and Liens in favor of plaintiff or defendant in any action before a court or a tribunal as security for costs or expenses where such action is being prosecuted or defended in the bona fide interest of Holdings or any other Group Member;

(e) Liens on deposits to secure, or any Lien otherwise securing, the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety bonds, appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) Liens on any fixed or capital assets to secure the purchase of or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing capital lease obligations); provided, that (i) such Lien secures Indebtedness which on the date incurred and after giving pro forma effect thereto is permitted under Section 7.1, (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset of any Group Member; and (iv) the Indebtedness secured by such Lien does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(g) Liens (x) outstanding on or over any Assets acquired after the Closing Date, (y) in existence at the date of such acquisition and not created in contemplation thereof, and (z) where the principal amount secured thereby is not increased over the amount so secured and outstanding at the time of such acquisition (other than in the case of Liens for a fluctuating balance facility, by way of utilization of that facility within the limits applicable thereto at the time of acquisition);

(h) Liens constituted by a right of set off, or rights over a margin call account, or any form of cash collateral, or any similar arrangement, in any such case for obligations incurred in respect of any Hedge Agreements, as renewed or extended upon the renewal or extension or refinancing or replacement of the obligations secured thereby;

(i) Liens existing on the Closing Date and set forth on Schedule 7.2(i) as renewed, extended, refinanced or replaced, provided that such renewal, extension, refinancing, or replacement does not cover any other Assets or increase the obligations secured thereby;

(j) Liens on the property of a Person existing at the time such Person is merged into or consolidated with Holdings or any other Group Member and not incurred in contemplation with such merger or consolidation; and

(k) Liens created or outstanding on Assets of Holdings or other Group Members, provided that the aggregate outstanding principal, capital and nominal amounts secured by all Liens created or outstanding as permitted under clauses (f) through (j) above and this clause (k) shall not at any time exceed 15% of Consolidated Net Worth;

7.3 Fundamental Changes.  Merge, consolidate or amalgamate, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that so long as no Default or Event of Default has occurred and is continuing or would result therefrom:

(a) any entity may be merged or consolidated with or into Holdings (provided that Holdings shall be the continuing or surviving corporation) or any other Restricted Subsidiary of Holdings (provided that such Restricted Subsidiary shall be the continuing or surviving corporation); and

(b) any Restricted Subsidiary of Holdings may Dispose of any or all of its Assets (i) to Holdings or any other Restricted Subsidiary of Holdings (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.4 and may thereafter liquidate, wind up or dissolve.

7.4 Disposition of Property.  Dispose of any of its Assets, whether now owned or hereafter acquired, or, in the case of Holdings or any of its Restricted Subsidiaries, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) Dispositions in the ordinary course of business of obsolete or worn out property or property no longer used or useful;

(b) sales of inventory in the ordinary course of business;

(c) Dispositions permitted by Section 7.3(b)(i);

(d) sales or issuances of any Restricted Subsidiary’s Capital Stock to Holdings or to any Restricted Subsidiary of Holdings; and

(e) the Disposition of other Assets, the aggregate net book value of which, when combined with all such other Assets sold, leased, transferred or otherwise disposed of since June 30, 2010, would not exceed 20% of Holding’s consolidated Assets at the end of the preceding fiscal quarter (including the fourth fiscal quarter) of Holdings for which financial statements have most recently been delivered to the Administrative Agent pursuant to Section 6.1.

7.5 Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a) any Restricted Subsidiary may make Restricted Payments to Holdings or to any Restricted Subsidiary of Holdings or to any third-party investors in any Restricted Subsidiary of Holdings;

(b) so long as no Event of Default shall have occurred and be continuing or result therefrom, Holdings may pay dividends on shares of its Capital Stock; and

(c) so long as no Event of Default shall have occurred and be continuing or result therefrom, Holdings may buy back any outstanding shares of its Capital Stock.

7.6 Intentionally Omitted.

7.7 Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) investments in Cash Equivalents;

(c) Guarantee Obligations otherwise permitted by this Agreement;

(d) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $2,000,000 at any one time outstanding;

(e) other Investments made by Holdings or its Restricted Subsidiaries (other than the Borrower) subsequent to June 30, 2010 where such Investments consist of purchases of, or other investments in, the Capital Stock or other equity or ownership interests, assets, obligations or other interests in, Subsidiaries, joint ventures, or other Persons, in each case that are engaged principally in the business of purchasing, gathering, compression, transportation, generation, distribution, exploration, production, processing or storage of natural gas or electricity, or asset management with respect to the foregoing (the foregoing collectively referred to as “Permitted Acquisitions”); and

(f) $150,000,000 in respect of Investments other than those described in the preceding clause (e).

7.8 Negative Pledge Clauses.  Except for the agreements listed or described on Schedule 7.8, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

7.9 Clauses Restricting Subsidiary Distributions.  Except for the agreements listed on Schedule 7.8, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of Holdings to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, Holdings or any other Restricted Subsidiary of Holdings, (b) make loans or advances to, or other Investments in, the Borrower or any other Restricted Subsidiary of Holdings or (c) transfer any of its assets to Holdings or any other Restricted Subsidiary of Holdings, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement permitted hereunder that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or Assets of such Restricted Subsidiary (in which case, any restriction shall only be effective against such Capital Stock or Assets), and (ii) any agreements with joint venture partners in connection with joint ventures permitted by this Agreement.

7.10 Lines of Business and Hedge Activities.  (a) With respect to Holdings and each Subsidiary (other than the Borrower), enter into any business, either directly or through any Subsidiary, except for (i) those businesses in which Holdings and its Subsidiaries (other than the Borrower) and its existing joint ventures are engaged on the date of this Agreement, (ii) that are reasonably related to the businesses referred to in the preceding clause (i), or (iii) that are being undertaken by comparable companies in the natural gas and electricity industries, (b) with respect to the Borrower, enter into any business, except for that in which the Borrower is engaged on the Closing Date, or (c) with respect to Holdings, the Borrower, and each other Group Member, enter into any Hedge Agreement except in the ordinary course of their business and consistent with industry practices.

7.11 Designation of Subsidiaries.  Holdings may not designate or redesignate any Unrestricted Subsidiary as a Restricted Subsidiary, or designate or redesignate any Restricted Subsidiary as an Unrestricted Subsidiary, unless (a) Holdings shall have given not less than ten days’ prior written notice to the Lenders that the Board of Directors of Holdings has made such determination, (b) at the time of such designation or redesignation, and immediately after giving effect thereto, no Default or Event of Default would exist, (c) in the case of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and after giving effect thereto, (i) such Unrestricted Subsidiary so designated shall not, directly, or indirectly, hold or own any Indebtedness or Capital Stock of Holdings or any Restricted Subsidiary, and (ii) such designation shall be deemed a sale of assets and shall be permitted by the provisions of Section 7.4, (d) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary and after giving effect thereto, all outstanding Indebtedness and all existing Liens of such Restricted Subsidiary so designated shall be permitted within the applicable limitations of Sections 7.1 and 7.2, (e) in the case of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, such Restricted Subsidiary shall not at any time after the date of this Agreement have previously been designated as an Unrestricted Subsidiary more than once, and (f) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, such Unrestricted Subsidiary shall not at any time after the date of this Agreement have previously been designated as a Restricted Subsidiary more than once.

SECTION 8.

EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay (i) any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof, or (ii) any interest on any Loan or Reimbursement Obligation or any other amount payable hereunder or under any other Loan Document (other than any amount referred to in clause (i) above), within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) (i) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to Holdings and the Borrower only), Section 6.7(a), Section 6.9 or Section 7.1 of this Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of (i) knowledge thereof by any Responsible Officer of any Loan Party or (ii) notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto (after giving effect to any applicable cure periods); or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace or notice and cure, if any, provided in any instrument or agreement under which such Indebtedness was created; or (iii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to cause the acceleration of the maturity of such Indebtedness; or any such Indebtedness shall be declared due and payable, or be required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the scheduled maturity thereof by reason of such event or condition; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the total principal amount of which exceeds in the aggregate $100,000,000 (which, in the case of Indebtedness arising under any Hedge Agreement, shall be determined as the amount, if any, that would then be payable by the Group Member thereunder if such Hedge Agreement were to be terminated as a result of default by such Group Member); or

(f) (i) any Group Member shall commence any case, proceeding or other action (A) under any Debtor Relief Law seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, results in liabilities of the Group Members in respect thereof in excess of $100,000,000; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate liabilities (not paid or not fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $100,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) the guarantee contained in Section 2 of the Guarantee Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(j) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding common stock of Holdings or (ii) the board of directors of Holdings shall cease to consist of a majority of Continuing Directors;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (f) above with respect to the Borrower, automatically the Revolving Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare all or any portion of the Revolving Commitments to be terminated forthwith, whereupon such portion of the Revolving Commitments shall immediately terminate; (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, exercise on behalf of itself, the Lenders and the Issuing Lenders all rights and remedies available to it, the Lenders and the Issuing Lenders under the Loan Documents and applicable law.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9.

THE AGENT

9.1 Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Except as set forth in Section 9.9, the provisions of this Section 9 are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.2 Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

9.3 Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8 and 10.1) or (ii) in the absence of its own gross negligence or willful misconduct.

9.4 Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys in fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

9.7 Indemnification.  To the extent that the Borrower for any reason fails to pay any amount required under Section 10.5 to be paid by it to the Administrative Agent (or any sub-agent thereof), each Issuing Lender or any other Indemnitee, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), each Issuing Lender or such other Indemnitee, as the case may be, such Lender’s proportion (based on the percentages as used in determining the Required Lenders as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any Issuing Lender in its capacity as such, or against any other Indemnitee of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such Issuing Lender in connection with such capacity.

9.8 Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon ten days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is ten days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10 Co-Documentation Agents and Co-Syndication Agents.  None of the Co-Documentation Agents or the Co-Syndication Agents shall have any duties or responsibilities hereunder in its capacity as such.

9.11 Issuing Lender.  The provisions of this Section 9 (other than Section 9.8) shall apply to each Issuing Lender mutatis mutandis to the same extent as such provisions apply to the Administrative Agent.

SECTION 10.

MISCELLANEOUS

10.1 Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and each Loan Party (any required response to the matters described in clauses (a) or (b) of this Section 10.1 not to be unreasonably delayed by any party) party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party (any required response to the matters described in clauses (a) or (b) of this Section 10.1 not to be unreasonably delayed by any party) party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive any principal amount or extend the final scheduled date of maturity of any Loan or extend the expiry date of any Letter of Credit beyond the Revolving Termination Date, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby;  (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, or release the Guarantor from its obligations under the Guarantee Agreement without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 9.1 without the written consent of the Administrative Agent; (v) amend, modify or waive any provision of Section 2.3 or 2.3(d) without the written consent of the Swingline Lender, (vi) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lenders, or (vii) modify or waive Sections 2.1(c) or 2.15 or the pro rata treatment of any Lender without the written consent of all Lenders directly affected thereby.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.  Notwithstanding anything to the contrary herein, (1) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders of each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender and (2) if the Administrative Agent and the Borrower shall have jointly identified (each in its sole discretion) an obvious error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the applicable Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following the posting of such amendment to the Lenders.

10.2 Notices.

(a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

To Holdings:	AGL Resources Inc.
Ten Peachtree Place NE, Suite 1000
Atlanta, Georgia 30309
Attention:  Chief Financial Officer
Telecopy:  (404) 584-3509
Telephone:  (404) 584-3580

With a copy to:                                                    AGL Resources Inc.
Ten Peachtree Place NE, Suite 1000
Atlanta, Georgia 30309
Attention:  General Counsel
Telecopy:  (404) 584-3419
Telephone:  (404) 584-3430

To the Borrower:	AGL Capital Corporation
2325-B Renaissance Drive, Suite 10
Las Vegas, Nevada 89119
Attention:  President
Telecopy:  702-966-4247
Telephone:  702-966-4246

To the Administrative Agent	Wells Fargo Bank, National Association
or Swingline Lender:                                         1525 W WT Harris Boulevard
Charlotte, NC 28262
Mail Code: D1109-019
Attention:  Syndication Agency Services
Telephone:  704-590-2706
Telecopy:  704-590-2790

With a copy to:                                                   Wells Fargo Bank, National Association
301 S. College St., TW15
Charlotte, NC 28288
MAC:  D1053-150
Attention:  Allison Newman
Telephone:  704-383-5260
Telecopy:  704-383-6647

To Wells Fargo in its capacity	Wells Fargo Bank, National Association
as an Issuing Lender:                                       301 South College St., 15th Floor
MAC:  D1053-153
Charlotte, NC 28288
Attention:  Elaine Shue
Telephone:  704-715-3133
Telecopy:  704-715-0358

To Bank of America in its                                 Bank of America Merrill Lynch
capacity as an Issuing Lender:                         2001 Clayton Road, Building B
Concord, CA 94520
Mail Code CA4-702-02-25
Attention:  Jennifer Baines
Telephone:  925-675-8409
Telecopy:  888-969-2294

To SunTrust in its capacity                              SunTrust Bank
as an Issuing Lender:                                        211 Perimeter Center Parkway
Atlanta, GA 30346
Attention:  Tina Marie Edwards
Telephone:  770-352-5153
Telecopy:  404-588-4406

With a copy to:                                                    SunTrust Bank
303 Peachtree St.
Atlanta, GA 30308
Attention:  Andrew Johnson
Telephone:  404-658-4692
Telecopy:  404-827-6270

To any other Lender:	the address set forth in the Administrative
Questionnaire or the Assignment and Acceptance
Agreement executed by such Lender

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

(b) The Borrower agrees that the Administrative Agent may make the Communications (as defined below) available to the Lenders by posting the Communications on SyndTrak or a substantially similar electronic transmission system (the “Platform”).  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  The Agent Parties (as defined below) do not warrant the adequacy of the platform and expressly disclaim liability for errors or omissions in the communications effected thereby (the “Communications”).  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through the Platform other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Agent Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

10.3 No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder and for a period of one year after the indefeasible payment in full of all Obligations and the termination of this Agreement and the other Loan Documents.

10.5 Payment of Expenses and Taxes; Indemnity; Damage Waiver.  The Borrower agrees (a) to pay or reimburse the Arrangers and the Administrative Agent for all of their reasonable out of pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable and out-of-pocket fees and disbursements of counsel (but limited in the case of fees and disbursements of counsel to one counsel for the Administrative Agent and one additional counsel to the Lenders (and appropriate specialty and local counsel for each); provided, however, that in the event any Lender or its counsel reasonably determines that it would create an actual or potential conflict of interest to not have individual counsel, such Lender may engage and be reimbursed for its own counsel in accordance with the foregoing), (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, each Arranger, the Administrative Agent, each Issuing Lender and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or any Letters of Credit or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.  To the maximum extent permitted by applicable law, each party to this Agreement agrees that it shall not assert, and hereby waives, any right or claim against any other party to this Agreement, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated by this Agreement or any other Loan Document, any Loan or Letter of Credit or the use of the proceeds thereof; provided, however, that Indemnified Liabilities arising out of a claim by any Person against an Indemnitee shall be considered direct damages for purposes of this Section 10.5, even if such claim may constitute consequential damages with respect to the Person asserting such claim.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems (including Intralinks, SyndTrak or similar systems) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section 10.5 shall be payable not later than ten days after written demand therefor.  Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the Treasurer, AGL Resources Inc. (Telephone No. 404/584 3582) (Telecopy No. 404/584-3589), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments.

(a) This Agreement shall be binding upon and inure to the benefit of Holdings, the Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b) Any Lender other than any Conduit Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents.  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, postpone the date of the final maturity of the Loans or release the Guarantor from its obligations under the Guarantee Agreement, in each case to the extent subject to such participation.  The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if it were a Lender hereunder.  The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17and 10.5 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.17, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. Each Lender selling participations (other than the sale of participations to a Lender Affiliate) shall use its commercially reasonable efforts to provide prompt notice to the Borrower and the Administrative Agent of such participations and of the identity of the purchasers of such participations; provided that no delay or failure of such notice to be so given shall affect the validity of such sale.

(c) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, in the case of any assignment of a Loan, unless each of the Administrative Agent and the Borrower otherwise consents to such lesser amount, (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.  Upon (i) the execution and delivery of the Assignment and Acceptance by the assigning Lender (the “Assignor”) and assignee Lender (the “Assignee”), (ii) acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, (iii) consent thereof from the Borrower to the extent required pursuant to this paragraph (c) and (iv) if such assignee Lender is a Non-U.S. Lender, compliance by such Person with Section 2.15(d), from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.5.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(d) Notwithstanding anything to the contrary contained in this Agreement, no assignment shall be made (i) to the Borrower, Holdings or any of their respective Subsidiaries or Affiliates, or (ii) to any Defaulting Lender or any of its Subsidiaries, or any Person, who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) of this Section 10.6(d).

(e) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment (but not including any Loan Parties) shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(f) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of the Loans owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each other Loan Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing the Loans recorded therein for all purposes of this Agreement.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide).  Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes shall be issued to the designated Assignee.

(g) Upon its receipt of an Assignment and Acceptance executed by an Assignor, an Assignee and any other Person whose consent is required by Section 10.6(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.

(h) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 10.6 concerning assignments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender to any Federal Reserve Bank in accordance with applicable law.

(i) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (f) above.

(j) Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

10.7 Adjustments; Set off.

(a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under the Facility, if any Lender (a “Benefited Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, unless they have agreed to the contrary, without prior notice to Holdings or the Borrower, any such notice being expressly waived by Holdings and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrower, as the case may be; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders (including the Swingline Lender), and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.9, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Issuing Lenders or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.10 Integration.  This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers.  Each of Holdings and the Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

10.13 Acknowledgements.  Each of Holdings and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

10.14 Confidentiality.  Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) subject to an agreement to comply with the provisions of this Section, to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. Notwithstanding the foregoing, the parties agree that this Agreement does not limit the ability of any party hereto (or any employee, representative, or other agent of such party) to disclose to any Person the tax treatment or tax structure of the financing transactions evidenced by this Agreement; provided, however, the foregoing is not intended to waive the attorney-client privilege or any other privileges, including the tax advisor privilege under Section 7525 of the Code.

10.15 WAIVERS OF JURY TRIAL.  HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.16 PATRIOT Act Notice.  Each of the Lenders and the Agents hereby notifies the Borrower and Holdings that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and Holdings, which information includes the names and addresses of the Borrower and Holdings and any other information that will allow such Lender or Agent, as applicable, to identify the Borrower and Holdings in accordance with the PATRIOT Act.

10.17 Termination of Existing Credit Agreement.  Each of the Borrower, Holdings, and the Lenders that are parties to the Existing Credit Agreement acknowledge and agree that, simultaneously with the effectiveness of this Agreement on the Closing Date, (i) the Existing Credit Agreement and the commitments of the Lenders thereunder shall terminate and cease to be of any further force or effect (subject only to those provisions of the Existing Credit Agreement that expressly provide for the survival of such provisions following the termination of the Existing Credit Agreement), and (ii) all other notices that may be required with respect to such termination are hereby waived.  The Borrower and Holdings shall repay all outstanding advances and all other amounts payable under the Existing Credit Agreement as provided in Section 5.1(f).

10.18 No Fiduciary Duty.  Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties.  Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and each Loan Party and their respective stockholders or its affiliates.  Each Loan Party acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm's-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of each Loan Party and their respective management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising any Loan Party on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (iv) it has consulted its own legal and financial advisors to the extent it deemed appropriate.  Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Borrower, in connection with such transaction or the process leading thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AGL RESOURCES INC.

By:	/s/ Andrew W. Evans
Name: Andrew W. Evans
Title: Executive Vice President, Chief Financial Officer and Treasurer

AGL CAPITAL CORPORATION

By:	/s/ Paul R. Shlanta
Name: Paul R. Shlanta
Title: President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, a Lender, and an Issuing Lender

By:	/s/ Allison Newman
Name: Allison Newman
Title: Vice President

BANK OF AMERICA, N.A., as Co-Syndication Agent, a Lender and an Issuing Lender

By:	/s/ Jacob Dowden
Name: Jacob Dowden
Title: Vice President

SUNTRUST BANK, as Co-Syndication Agent, a Lender and an Issuing Lender

By:	/s/ Andrew Johnson
Name: Andrew Johnson
Title: Director

JPMORGAN CHASE BANK, N.A., as Co-Documentation Agent and a Lender

By:	/s/ Helen D. Davis
Name: Helen D. Davis
Title: Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Co-Documentation Agent and a Lender

By:	/s/ Alan Reiter
Name: Alan Reiter
Title: Authorized Signatory

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Philippe Sandmeier
Name: Philippe Sandmeier
Title: Managing Director

By:	/s/ Douglas Weir
Name: Douglas Weir
Title: Director

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Ryan Vetsch
Name: Ryan Vetsch
               Title: Authorized Signatory

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:	/s/ Brian D. Williams
Name: Brian D. Williams
               Title: Vice President

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Thane Rattew
Name: Thane Rattew
Title: Managing Director

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Michael T. Sagges
Name: Michael T. Sagges
               Title: Vice President

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:	/s/ Dixon Schultz
Name: Dixon Schultz
               Title: Director

By:	/s/ Sharada Manne
Name: Sharada Manne
               Title: Director

THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ John N. Watt
Name: John N. Watt
Title: Vice President

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Kathryn Schad Reuther
Name: Kathryn Schad Reuther
Title: Vice President

SCHEDULE 1.1

REVOLVING COMMITMENTS

LENDER	REVOLVING COMMITMENT
Well Fargo Bank, National Association	$100,000,000
Bank of America, N.A.	$100,000,000
SunTrust Bank	$100,000,000
JP Morgan Chase Bank. N.A.	$85,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$85,000,000
Deutsche Bank AG New York Branch	$75,000,000
Goldman Sachs Bank USA	$75,000,000
Morgan Stanley Bank, N.A.	$75,000,000
The Royal Bank of Scotland plc	$75,000,000
The Bank of Nova Scotia	$55,000,000
U.S. Bank National Association	$55,000,000
Credit Agricole Corporate and Investment Bank	$40,000,000
The Bank of New York Mellon	$40,000,000
The Northern Trust Company	$40,000,000
Total Revolving Commitments	$1,000,000,000

SCHEDULE 3.3

EXISTING LETTERS OF CREDIT

1)	LC# F503510 issued by SunTrust Bank in the original stated amount of $5,000.

2)	LC# F845642 issued by SunTrust Bank in the original stated amount of $2,000,000.

3)	LC# F851830 issued by SunTrust Bank in the original stated amount of $180,700.

SCHEDULE 4.14

SUBSIDIARIES

Name	Jurisdiction of Organization	Additional Jurisdictions Qualified	% of Capital Stock owned by AGL Resources Inc. or its Subsidiaries
AGL C&I Energy Services, Inc.	Delaware	PA, VA	100%
AGL Capital Corporation	Nevada	None	100%
AGL Capital Trust I	Delaware	None	100%
AGL Capital Trust II	Delaware	None	100%
AGL Capital Trust III	Delaware	None	100%
AGL Investments, Inc.	Georgia	None	100%
AGL Macon Holdings, Inc.	Georgia	None	100%
AGL Renewables, LLC	Georgia	None	100%
AGL Resources Inc. Political Action Committee, Inc.	Georgia	None	Nonprofit Corporation
AGL Resources Private Foundation Inc.	Georgia	None	Nonprofit Corporation
AGL Rome Holdings, Inc.	Georgia	None	100%
AGL Services Company	Georgia	FL, NJ, TN TX, VA	100%
AGL Southeast LNG, L.L.C.	Georgia	None	100%
AGL Utilipro Holdings, LLC	Georgia	None	100%
Atlanta Gas Light Company	Georgia	WV	100%
BioSolids Holdings, LLC	Georgia	None	100%
Chattanooga Gas Company	Tennessee	None	100%
Compass Energy Consulting, LLC	Virginia	PA	100%
Compass Energy Gas Services, LLC	Virginia	OH	100%
Compass Energy Services, Inc.	Virginia	MD, PA, TN	100%
Customer Care Services, Inc.	Georgia	None	100%
Employee Care Program, Inc.	Georgia	None	Nonprofit Corporation
Energy Risk Integrated Services Corporation	Hawaii	GA	100%
Georgia Gas Company	Georgia	AL	100%
Georgia Natural Gas Company	Georgia	None	100%
GERIC Insurance Risk Retention Group, Inc.	Hawaii	None	100%
Global Energy Resources Insurance Corporation	Hawaii	None	100%
Golden Triangle Storage, Inc.	Delaware	TX	100%
HPMT, Kft.	Hungary	None	100%
Jefferson Island Storage & Hub, LLC	Delaware	LA, TX	100%
Magnolia Enterprise Holdings, Inc.	Georgia	SC	100%
NUI Capital Corp.	Florida	None	100%
NUI Corporation	New Jersey	NY	100%
NUI Energy Brokers, Inc.	Delaware	NJ	100%
NUI Hungary, Inc.	Delaware	None	100%
NUI International, Inc.	Delaware	None	100%
NUI Sales Management, Inc.	Delaware	None	100%
NUI Saltville Storage, Inc.	Delaware	None	100%
Pivotal Energy Services, Inc.	Georgia	VA	100%
Pivotal Jefferson Island Storage & Hub, LLC	Delaware	None	100%
Pivotal LNG, Inc.	Delaware	VA	100%
Pivotal Propane of Virginia, Inc.	Delaware	VA	100%
Pivotal Storage, Inc.	Delaware	None	100%
Pivotal Utility Holdings, Inc.	New Jersey	FL, MD, NC, NY, PA	100%
PTC BioSolids, LLC	Georgia	None	100%
Renewco, LLC	Delaware	None	50%
Renewco-Meadow Branch, LLC	Delaware	GA, TN	100%
SanGroup, LLC	Florida	None	27.7721%
Sequent Energy Canada Corp.	Delaware	Canada: AB, BC, MB, ON, QC, SK	100%
Sequent Energy Management, L.P.	Georgia	IA, IL, MI, NJ, NY, PA, TX, VA,WV	100%
Sequent Energy Services Inc.	Delaware	NJ, PA	100%
Sequent Holdings, LLC	Georgia	None	100%
Sequent, LLC	Georgia	TX	100%
Southeast LNG Distribution Company, L.L.C.	Delaware	None	50%
Southeastern LNG, Inc.	Georgia	VA	100%
SouthStar Energy Services LLC	Delaware	AL, FL, GA, KY, MS, NC, SC, TN, VA	85%
T.I.C. Enterprises, LLC	Delaware	GA, NJ, PA, SC	100%
Triple Diamond Storage, Inc.	Delaware	None	100%
Trustees Investments, Inc.	Georgia	None	100%
Utilipro Services, LLC	Delaware	GA	33.33%
Virginia Gas Company	Delaware	VA	100%
Virginia Natural Gas, Inc.	Virginia	GA	100%

*- All entities are Restricted Subsidiaries

SCHEDULE 4.16

ENVIRONMENTAL MATTERS

1)	Manufactured Gas Plants.

Georgia and Florida.   Atlanta Gas Light Company (“AGLC”) is required to investigate possible environmental contamination at manufactured gas plants (“MGP”) and, if necessary, clean up any contamination. AGLC has been associated with ten MGP sites in Georgia and three in Florida. One new former MGP site has been recently identified adjacent to an existing MGP remediation site. Based on investigations to date, cleanup has either already occurred or is likely at most of these sites.  As of June 30, 2010, the remediation program in Georgia was approximately 100% complete, except for a few remaining areas of recently discovered impact, although ground water remediation continues.  Investigation is concluded for one phase of the Orlando, Florida site; however, the Environmental Protection Agency has not approved the clean up plans. For elements of the Georgia and Florida sites where we still cannot provide engineering cost estimates, considerable variability remains in future cost estimates. As reported in Holdings Annual Report on Form 10-K for 2009, the projected costs of the remaining remediation at these sites are estimated to be $64-113 million.

New Jersey.   In New Jersey, Pivotal Utility Holdings, Inc. (f/k/a NUI Utilities, Inc.) (“PUHI”) owns five properties where former MGPs were operated.  A sixth MGP site, formerly operated by Elizabethtown Gas, a division of PUHI, operating in New Jersey (“ETG”), is now owned by a church.  PUHI is currently conducting remediation activities with oversight from the New Jersey Department of Environmental Protection. Various investigation and cleanup investigations have been conducted and are progressing slowly, but cleanups are likely at most sites.  Because we still cannot provide engineering cost estimates, considerable variability remains in future cost estimates. As reported in Holdings Annual Report on Form 10-K for 2009, the projected costs of the remaining remediation at these sites are estimated to be $69-134 million.

Other States.  Outside of New Jersey, subsidiary NUI Corporation owns, or previously owned, ten properties located in the states of North Carolina, South Carolina, Pennsylvania, New York and Maryland on which MGPs were operated by NUI or by other parties in the past.  Two sites (Athens, Pennsylvania; Reidsville, North Carolina) have been sold to third parties, who have agreed to indemnify NUI against environmental liabilities.

Of these ten sites, only one site (Elizabeth City, North Carolina) has had any regulatory activity over the past ten years.  The Elizabeth City site is subject to an Administrative Consent Order with the North Carolina Department of Environment and Natural Resources (“NCDENR”), dated October 31, 2001, and under such order, the Company has entered the formal site investigation stage.

Currently, there is only limited information available to assess the potential environmental liability associated with these non-New Jersey sites, and the liability for these sites will remain an uncertainty until a more vigorous environmental assessment is performed.  As reported in Holdings Annual Report on Form 10-K for 2009, the projected costs of the remediation at the Elizabeth City site is estimated to be $11-16 million.

For additional discussion and detailed description of MGP matters, including regulatory recovery mechanism, see Holdings’  2009 10-K filing.

2)	Pipeline Replacement.

See Holdings’ 2009 10-K filing for a detailed discussion of Holdings’ ongoing pipeline replacement efforts throughout Holdings’ subsidiary utility territories.

SCHEDULE 7.2(i)

EXISTING LIENS

NONE.

SCHEDULE 7.8

AGREEMENTS PROHIBITING OR LIMITING LIENS

1.
Indenture, dated December 1, 1989, as amended, between Atlanta Gas Light Company and The Bank of New York Mellon, as successor trustee, pursuant to which Atlanta Gas Light Company issued its medium term notes.

2.
Loan Agreement, dated June 1, 1996, between NUI Utilities, Inc. (f/k/a NUI Corporation) and New Jersey Economic Development Authority pursuant to which Pivotal Utility Holdings Inc. (f/k/a NUI Utilities, Inc.) issued $39.0 million bonds, due June 1, 2026.

3.
Loan Agreement, dated December 1, 1998, between NUI Utilities, Inc. (f/k/a NUI Corporation) and New Jersey Economic Development Authority, pursuant to which NUI Utilities issued $40.0 million 5.25% bonds due November 1, 2033.

4.
Loan Agreement, dated April 1, 2005, between Pivotal Utility Holdings, Inc. and Brevard County, FL, as amended by that certain First Amendment to Loan Agreement, dated June 1, 2008, and as subsequently to be amended, pursuant to which Pivotal Utility Holdings, Inc. issued $20 million bonds due October 1, 2024.

5.
Loan Agreement, dated May 1, 2005, between Pivotal Utility Holdings, Inc. and New Jersey Economic Development Authority, as amended by that certain First Amendment to Loan Agreement, dated June 1, 2008, and as subsequently to be amended, pursuant to which Pivotal Utility Holdings, Inc. issued $46.5 million bonds due October 1, 2022.

6.
Loan Agreement, dated May 1, 2007, between Pivotal Utility Holdings, Inc. (f/k/a NUI Utilities, Inc. and NUI Corporation) and New Jersey Economic Development Authority, as amended by that certain First Amendment to Loan Agreement, dated June 1, 2008, and as subsequently to be amended, pursuant to which NUI Utilities issued $54.6 million bonds due June 1, 2032.

7.
Reimbursement Agreement to be executed and dated no later than December 31, 2010, by and among Pivotal Utility Holdings, Inc., as Borrower, AGL Resources Inc., as Guarantor and JPMorgan Chase Bank, N.A. as Administrative Agent and Lender, pursuant to which direct pay letters of credit will be posted to support the bonds for which the Loan Agreement referred to in item 2 above was executed.

8.
Reimbursement Agreement to be executed and dated no later than December 31, 2010, by and among Pivotal Utility Holdings, Inc., as Borrower, AGL Resources Inc., as Guarantor and JPMorgan Chase Bank, N.A. as Administrative Agent and Lender, pursuant to which direct pay letters of credit will be posted to support the bonds for which the Loan Agreement referred to in item 6 above was executed.

9.
Reimbursement Agreement to be executed and dated no later than December 31, 2010, by and among Pivotal Utility Holdings, Inc., as Borrower, AGL Resources Inc., as Guarantor and The Bank of Tokyo-Mitsubushi UFJ, Ltd., New York Branch, as Administrative Agent and Lender, pursuant to which direct pay letters of credit will be posted to support the bonds for which the Loan Agreement referred to in item 4 above was executed.

10.
Reimbursement Agreement to be executed and dated no later than December 31, 2010, by and among Pivotal Utility Holdings, Inc., as Borrower, AGL Resources Inc., as Guarantor and The Bank of Tokyo-Mitsubushi UFJ, Ltd., New York Branch, as Administrative Agent and Lender, pursuant to which direct pay letters of credit will be posted to support the bonds for which the Loan Agreement referred to in item 5 above was executed.

11.
Master Program Agreements, Consent and Assignment Agreements, Loan Agreements or other similar financing documents pursuant to which lending institutions lend money to subsidiaries of Holdings to finance capital improvements made to departments, instrumentalities, agencies, and other entities of the United States government by such Holdings subsidiaries pursuant to government area-wide contracts, such loans being secured by liens on accounts receivable payable by the U.S. Government to Holdings or Holdings subsidiaries.

EXHIBIT A

FORM OF GUARANTEE

GUARANTEE, dated as of ___________, 2010, made by AGL RESOURCES INC., a Georgia corporation (the “Guarantor”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”) for the several banks and other financial institutions or entities from time to time party to the Credit Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Guarantor, AGL CAPITAL CORPORATION, a Nevada corporation (the “Borrower”), the Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans to the Borrower and to purchase participations in Letters of Credit issued for the account of the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective Loans to the Borrower under the Credit Agreement, to the obligation of the Issuing Lenders to issue Letters of Credit for the account of the Borrower thereunder, and to the obligation of the Lenders to participate in the Letters of Credit and Swingline Loans, that the Guarantor shall have executed and delivered this Guarantee to the Administrative Agent for the ratable benefit of the Lenders; and

WHEREAS, the Guarantor is the parent of the Borrower, and it is to the advantage of the Guarantor that the Lenders make the Loans to the Borrower, the Issuing Lenders issue the Letters of Credit for the account of the Borrower, and the Lenders participate in the Letters of Credit and Swingline Loans;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Loans to the Borrower under the Credit Agreement, the Issuing Lenders to issue Letters of Credit for the account of the Borrower thereunder, and the Lenders to participate in the Letters of Credit and Swingline Loans thereunder, the Guarantor hereby agrees with the Administrative Agent, for the ratable benefit of the Lenders, as follows:

1. Defined Terms.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b) The following term shall have the meaning set forth below:

“Lender”:  Each Person that at any time, and from time to time, is a party to the Credit Agreement as a Lender (as such term is defined in the Credit Agreement), any Issuing Lender, the Swingline Lender, and any such Lender or Affiliate of such Lender that is a party to a Specified Hedge Agreement or a Cash Management Agreement.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and section references are to this Guarantee unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2. Guarantee.

(a) The Guarantor hereby unconditionally, absolutely and irrevocably guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower from time to time as and when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b) The Guarantor further agrees (i) to pay any and all reasonable out-of-pocket expenses (including, without limitation, all fees and disbursements of counsel actually incurred) which may be paid or incurred by the Administrative Agent or any Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantor under this Guarantee, (ii) to pay any and all reasonable out-of-pocket expenses (including, without limitation, all fees and disbursements of counsel actually incurred) which may be paid or incurred by the Administrative Agent in connection with any amendment, modification or waiver hereof or consent pursuant hereto and (iii) to pay, indemnify and hold the Administrative Agent and each Lender and each of their directors, officers, employees, agents and Affiliates (collectively, the “Indemnified Parties”) harmless from and against any and all claims, losses, damages, obligations, liabilities, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) of any kind or nature whatsoever, whether direct, indirect or consequential, that may at any time be imposed on, incurred by or asserted against any such Indemnified Party as a result of, arising from or in any way relating to this Guarantee or the collection or enforcement of the Obligations against the Guarantor (collectively, the “Indemnified Liabilities”); provided, that the Guarantor shall have no obligation hereunder to any Indemnified Party with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party.  This Guarantee shall remain in full force and effect until the Obligations are paid in full, no Letter of Credit shall be outstanding and the Revolving Commitments are terminated, notwithstanding that from time to time prior thereto the Borrower may be free from any Obligations.

(c) No payment or payments made by the Borrower or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder which shall, notwithstanding any such payment or payments (other than payments made by the Guarantor in respect of the Obligations or payments received or collected from the Guarantor in respect of the Obligations), remain liable for the Obligations until the Obligations are paid in full, no Letter of Credit shall be outstanding and the Revolving Commitments are terminated.

(d) The Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability hereunder, it will notify the Administrative Agent and such Lender in writing that such payment is made under this Guarantee for such purpose.

3. Right of Set-off.  Upon the occurrence of any Event of Default, the Administrative Agent and each Lender is hereby irrevocably authorized at any time and from time to time (unless the Administrative Agent or such Lender, as applicable, has agreed to the contrary) without notice to the Guarantor, any such notice being expressly waived by the Guarantor, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender to or for the credit or the account of the Guarantor, or any part thereof in such amounts as the Administrative Agent or such Lender may elect, against or on account of the Obligations and liabilities of the Guarantor to the Administrative Agent or such Lender hereunder and claims of every nature and description of the Administrative Agent or such Lender against the Guarantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Administrative Agent or such Lender may elect, whether or not the Administrative Agent or such Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured.  The Administrative Agent and each Lender shall notify the Guarantor promptly as of any such set-off and the application made by the Administrative Agent or such Lender, as the case may be, of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Administrative Agent and each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.

4. No Subrogation.  Notwithstanding any payment or payments made by the Guarantor hereunder, or any set-off or application of funds of the Guarantor by the Administrative Agent or any Lender, the Guarantor shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or against any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall the Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower in respect of payments made by the Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Obligations are paid in full, no Letter of Credit shall be outstanding and the Revolving Commitments terminated.  If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to the Administrative Agent in the exact form received by the Guarantor (duly indorsed by the Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.  Additionally, in the event the Borrower becomes a “debtor” within the meaning of the Bankruptcy Code, the Administrative Agent shall be entitled, at its option, on behalf of itself and the Lenders and as attorney-in-fact for the Guarantor, and is hereby authorized and appointed by the Guarantor, to file proofs of claim on behalf of the Guarantor and vote the rights of the Guarantor in any plan of reorganization, and to demand, sue for, collect and receive every payment and distribution on any indebtedness of the Borrower to the Guarantor in any such proceeding, the Guarantor hereby assigning to the Administrative Agent all of its rights in respect of any such claim, including the right to receive payments and distributions in respect thereof.

5. Amendments, etc. with respect to the Obligations; Waiver of Rights.  The Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor, and without notice to or further assent by the Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender, and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement, any other Loan Document and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be) may deem advisable from time to time, and any guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.  Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto and the Guarantor hereby waives any defense based on any acts or omissions of the Administrative Agent or any Lender in the administration of the Obligations, any guarantee or other liability in respect thereof or any security for the Obligations or this Guarantee.  When making any demand hereunder against the Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on the Borrower or any other guarantor, and any failure by the Administrative Agent or any Lender to make any such demand or to collect any payments from the Borrower or any such other guarantor or any release of the Borrower or such other guarantor shall not relieve the Guarantor of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any Lender against the Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

6. Guarantee Absolute and Unconditional.  The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Guarantee or acceptance of this Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee; and all dealings between the Borrower or the Guarantor, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  The Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or the Guarantor with respect to the Obligations.  This Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or the Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of the Guarantor under this Guarantee, in bankruptcy or in any other instance.  When pursuing its rights and remedies hereunder against the Guarantor, the Administrative Agent and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against the Guarantor.  This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and its successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the Lenders, and their respective successors, indorsees, transferees and assigns, until all the Obligations and the obligations of the Guarantor under this Guarantee shall have been satisfied by payment in full, no Letters of Credit shall be outstanding and the Revolving Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Obligations.

7. Reinstatement.  This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

8. Payments.  The Guarantor hereby agrees that the Obligations will be paid to the Administrative Agent without set-off or counterclaim in U.S. Dollars at the office of the Administrative Agent set forth in Section 10.2 of the Credit Agreement.

9. Authority of Administrative Agent.  The Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Guarantee with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guarantee shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Guarantor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and the Guarantor shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.

10. Notices.  All notices, requests and demands to or upon the Administrative Agent, any Lender or the Guarantor shall be given in the manner and at the addresses identified in Section 10.2 of the Credit Agreement or at such other address as shall be identified by such party in accordance with Section 10.2 of the Credit Agreement.

11. Severability.  Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12. Integration.  This Guarantee represents the entire agreement of the Guarantor with respect to the subject matter hereof and there are no promises or representations by the Administrative Agent or any Lender relative to the subject matter hereof not reflected herein.

13. Amendments in Writing; No Waiver; Cumulative Remedies.

(a) None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Guarantor and the Administrative Agent, provided that any provision of this Guarantee may be waived by the Administrative Agent and the Lenders in a letter or agreement executed by the Administrative Agent or by telex or facsimile transmission from the Administrative Agent.

(b) Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 13(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion.

(c) The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

14. Section Headings.  The section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

15. Successors and Assigns.  This Guarantee shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns.

16. GOVERNING LAW.  THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

17. Submission to Jurisdiction; Waivers.  The Guarantor hereby irrevocably and unconditionally:

(a) Submits for itself and its property in any legal action or proceeding relating to this Guarantee and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Guarantor at its address referred to in Section 10 hereof or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 17 any special, exemplary, punitive or consequential damages.

18. WAIVER OF JURY TRIAL.  THE GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

AGL RESOURCES INC.

By:
Name: Andrew W. Evans
Title: Executive Vice President, Chief Financial Officer and Treasurer

Address for Notices:
Ten Peachtree Place NE, Suite 1000
Atlanta, Georgia 30309
Attention:  Chief Financial Officer
Telecopy:  (404) 584-3509
Telephone:  (404) 584-3580

With a copy to:

AGL Resources Inc.
Ten Peachtree Place NE, Suite 1000
Atlanta, Georgia 30309
Attention:  General Counsel
Telecopy:  (404) 584-3419
Telephone:  (404) 584-3430

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 6.2(a) of the Credit Agreement, dated as of __________, 2010, as amended, restated, supplemented or modified from time to time (the “Credit Agreement”), among AGL RESOURCES INC., a Georgia corporation (“Holdings”), AGL CAPITAL CORPORATION, a Nevada corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”).  Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

1. I am the duly elected, qualified and acting [Chief Financial Officer] [Treasurer] of Holdings.

2. I have reviewed and am familiar with the contents of this Certificate.

3. I have reviewed the terms of the Credit Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Holdings and its Subsidiaries (including any Unrestricted Subsidiaries) during the accounting period covered by the financial statements (including the separate financial statements of any Unrestricted Subsidiaries) attached hereto as Attachment 1 (the “Financial Statements”).  Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default [, except as set forth below].

4. Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 7.1 of the Credit Agreement.

[SIGNATURE ON THE FOLLOWING PAGE]

B - 1

IN WITNESS WHEREOF, I execute this Certificate this ___ day of _________, ______.

AGL RESOURCES INC.

By:
Name:
Title:

Attachment 1 to
 Compliance Certificate

[Attach Applicable Financial Statements]

B - Attachment 1

Attachment 2 to
Compliance Certificate

The information described herein is as of ____________, 200__, and pertains to the period from ____________________, 200__ to _________________, 200__.

[Set forth Covenant Calculations]

B - Attachment 2

EXHIBIT C

CLOSING CERTIFICATE

_________, 2010

Pursuant to Section 5.1(c) of the Credit Agreement dated as of ___________, 2010 (the “Credit Agreement”; terms defined therein being used herein as therein defined), among AGL RESOURCES INC., a Georgia corporation (“Holdings”), AGL CAPITAL CORPORATION, a Nevada corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”), the undersigned ______________________, in his/her capacity as ______________________ of [the Borrower][Holdings] hereby certifies as follows:

1. The representations and warranties of [the Borrower][Holdings] set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Company pursuant to any of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

2. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to any Loans to be made on the date hereof.

3. The conditions precedent set forth in Section 5.1 of the Credit Agreement were satisfied as of the Closing Date.

[signatures on following page]

C - 1

IN WITNESS WHEREOF, the undersigned has executed this Closing Certificate as of the date set forth below.

Name:
Title:
Date:  _________, 2010

C - 2

EXHIBIT D

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement, dated as of ________, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AGL Resources Inc. (“Holdings”), AGL Capital Corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), and Wells Fargo Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule 1 hereto (the “Assignor”) and the Assignee identified on Schedule 1 hereto (the “Assignee”) agree as follows:

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or Holdings, or any obligor or the performance or observance by the Borrower or Holdings, or any obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Notes held by it evidencing the Assigned Facilities and [(i)] requests that the Administrative Agent, upon request by the Assignee, exchange the attached Notes, if any, for a new Note or Notes payable to the Assignee [and (ii) if the Assignor has retained any interest in an Assigned Facility, requests that the Administrative Agent exchange the attached Notes, if any, for a new Note or Notes payable to the Assignor, in each case] in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement and each other Loan Document which such Assignee has requested, together with copies of the financial statements delivered pursuant to Section 4.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Agents or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereof; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Section 2.17 of the Credit Agreement.

D - 1

4. The effective date of this Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”).  Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) [to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date] [to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.]

6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

D - 2

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1
to Assignment and Acceptance

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Credit Facility Assigned	Principal Amount Assigned	Commitment Percentage Assigned
	$___________	_____%

[Name of Assignee]                                                                                [Name of Assignor]

By:                                                       By:
Title                                                                                Title

Accepted:                                                                                Consented to:

WELLS FARGO BANK, NATIONAL
ASSOCIATION,                                                                                AGL CAPITAL CORPORATION
as Administrative Agent

By:                                                       By:
Title                                                                                Title

D - Schedule 1

EXHIBIT E-1

FORM OF KILPATRICK STOCKTON LLP LEGAL OPINION

Suite 2800 1100 Peachtree St. Atlanta GA 30309-4528 t 404 815 6500 f 404 815 6555 www.KilpatrickStockton.com

September 15, 2010	direct dial 404 815 6171 direct fax 404 541 3210 agambill@kilpatrickstockton.com

Wells Fargo Bank, National Association, as Administrative Agent
under the Credit Agreement (as defined below)
One Wachovia Center
301 South College Street
Charlotte, North Carolina 28288

The Issuing Lenders, Swingline Lender and the other Lenders
(as each is defined in the Credit Agreement) which are parties to the Credit Agreement
Ladies and Gentlemen:

We have acted as special counsel for AGL Capital Corporation, a Nevada corporation (the “Borrower”) and AGL Resources Inc., a Georgia corporation (the “Guarantor”; the Guarantor and the Borrower, collectively, the “Credit Parties”), in connection with the preparation, execution and delivery of the Credit Agreement, dated as of September 15, 2010 (the “Credit Agreement”), by and among the Borrower, Guarantor, the financial institutions listed on the signature pages thereto (the “Lenders”), and Wells Fargo Bank, National Association, as a Lender and as the administrative agent for the Lenders (in such capacity, the “Agent”).   This opinion is furnished pursuant to Section 5.1(d) of the Credit Agreement.  Capitalized terms used herein which are not otherwise defined herein shall have the respective meanings set forth or referred to in the Credit Agreement.

In connection with the opinions expressed below, we have examined and relied on executed originals or copies of the following (collectively, the “Documents”):

(i)	the Credit Agreement; and

(ii)	the Guarantee, dated as of September 15, 2010, executed by the Guarantor in favor of the Agent, for the benefit of itself and the Lenders.

In connection with the opinions expressed below, we have also examined and relied on the factual matters contained in the following certificates or documents relating to the Guarantor:

(a)
Certificate of the Secretary or Assistant Secretary, as appropriate, of the Guarantor, dated as of the date hereof, respecting (i) the Articles of Incorporation and Bylaws of the Guarantor, (ii) the authorizing resolutions adopted by the Board of Directors (or duly constituted committee of the Board of Directors) of the Guarantor, and (iii) the incumbency of officers of the Guarantor;

(b)	Supporting Certificate of the Guarantor dated as of the date hereof, a copy of which is attached hereto as Exhibit A; and

(c)	The certificate of good standing/existence of the Guarantor which is listed on Schedule 1 attached hereto.

Whenever any opinion or confirmation of fact set forth in this opinion letter is qualified by the words “to our knowledge”, “known to us” or other words of similar meaning, such words mean the current awareness by lawyers in the Primary Lawyer Group (defined below) of factual matters such lawyers recognize as being relevant to the opinion or confirmation so qualified. “Primary Lawyer Group” means any lawyer in this firm (i) who signs this opinion letter, (ii) who is actively involved in negotiating or preparing the Documents or (iii) who, solely as to information relevant to an opinion or confirmation issue, is primarily responsible for providing the response concerning the particular issue.  Except as may be expressly described herein, we have not undertaken any investigation to determine the existence or absence of facts and no inference as to our knowledge of the existence or absence of facts should be drawn from our serving as outside counsel for the Credit Parties.

As to various factual matters that are material to our opinions set forth herein, we have relied on the representations and warranties of the Credit Parties set forth in the Documents and certificates executed by officers of the Credit Parties, as well as on the statements contained in the various certificates described above, with respect to such factual matters.  We also have relied on certificates of or telephone confirmations from public officials.  We have not independently verified, nor do we assume any responsibility for, the factual accuracy or completeness of any such representations, warranties, statements or certificates.  Each of the governmental certificates and publicly filed or recorded items examined by us were obtained by an independent firm, and we have assumed that such certificates and items would disclose no additional relevant or conflicting facts if they were updated through the date of this letter.

Moreover, our review of the Documents was conducted, and our opinions herein are rendered, only as of the dates of execution, delivery and effectiveness of the same as indicated hereinabove, and we have not undertaken any investigation to determine the continued existence or absence of any facts upon which such documents or opinions are predicated.

In rendering this opinion, we have assumed, with your permission and without independent investigation or inquiry: (i) the genuineness of all signatures on, and authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies; (ii) that all the parties to the Documents (other than the Guarantor) are validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have all requisite power and authority to enter into and perform their respective obligations under the Documents; (iii) the due authorization, execution and delivery of all Documents by all parties thereto (other than the Guarantor); (iv) that no agreements and terms relating to the transaction contemplated by the Documents (the “Transaction”) exist except those expressed in the Documents; and (v) that the Documents constitute the valid and binding obligations of the parties thereto (other than the Credit Parties).

We also have assumed, with your permission and without independent investigation or inquiry, the following:

(A)           Based on the legal opinion from Woodburn and Wedge, dated as of September 15, 2010, (i) the Borrower is a corporation duly organized and validly existing under the laws of the state of Nevada; (ii) each of the Documents to which the Borrower is a party has been duly authorized, executed and delivered by the Borrower; and (iii) the Borrower has the corporate power and authority to own its assets as known to us and conduct the businesses in which it is now engaged as known to us and has full corporate power and authority to execute and deliver each Document to which it is a party and to perform its obligations thereunder;

(B)           Each party to the Documents has acted in good faith and without notice of any defense against the enforcement of rights created by, or adverse claim to any property transferred as a part of, the Transaction;

(C)           Each natural person acting on behalf of any party to the Documents has sufficient legal competency to carry out such person’s role in the Transaction;

(D)           Each party will act in accordance with the terms and conditions of the Documents and in accordance with any requirements of good faith or fairness under applicable law;

(E)           No discretionary act of any of the Credit Parties or on behalf of any of the Credit Parties will be taken after the date of this opinion if such act might result in a violation of law or breach or default under any agreement, decree, writ, judgment or court order;

(F)           There has been no mutual mistake of fact or fraud, undue influence or duress in connection with the Transaction or the Documents; and

(G)           The proceeds of the Loans and the Letters of Credit will be used in accordance with the terms of the Credit Agreement.

We have also made such investigations of law as we have deemed necessary as the basis for the opinions expressed herein.

Based on the foregoing, and subject to the exceptions and qualifications set forth herein, it is our opinion that:

1.           The Guarantor is a corporation validly existing and in good standing under the laws of the state of Georgia.  The Guarantor has the corporate power and authority to own its assets and to conduct the businesses in which it is now engaged as known to us and has full corporate power and authority to execute and deliver each Document to which it is a party and to perform its obligations thereunder.

2.           Each of the Documents to which the Guarantor is a party has been duly authorized, executed and delivered by the Guarantor.

3.           Each of the Documents to which each Credit Party is a party constitutes the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms.

4.           The execution and delivery by the Credit Parties of the Documents to which each is a party do not, and if the Credit Parties were now to perform their respective obligations thereunder such performance would not, result in any: (i) in the case of the Guarantor only, violation of its Articles of Incorporation or Bylaws; (ii) in the case of the Guarantor only, violation of any existing Georgia constitution, statute, regulation, rule, order or law to which it or its properties are bound; (iii) breach of or default under any “Material Contract” (defined to mean each agreement to which any Credit Party is a party that is listed as Exhibits 4.1.a through 10.10 to the Guarantor’s Annual Report on From 10-K for the fiscal year ended December 31, 2009); (iv) creation or imposition of a contractual lien or security interest in, on or against any of the properties of any Credit Party under any Material Contract (as defined above); or (v) violate any judicial or administrative decree, writ, judgment or order to which, to our knowledge, any Credit Party or any of their respective properties are subject.

5.           None of the transactions contemplated by the Credit Agreement, including, without limitation, the use of the proceeds of the Loans, would violate or result in the violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

6.           None of the Credit Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

7.           No consent, approval, authorization or other action by, or filing with, any governmental authority of the United States or the State of Georgia is required for the Guarantor’s execution and delivery of the Documents to which it is a party and consummation of the Transaction.

Except as disclosed in writing to the Agent or as disclosed in public filings pursuant to the Securities Exchange Act of 1934, as amended, we are not representing any Credit Party in any pending litigation in which it is a named defendant, or in any litigation that is overtly threatened in writing against it by a potential claimant, (i) that calls into question the validity or enforceability of any of the Documents, any of the rights or remedies of the Agent or the Lenders under any of the Documents or the titles to their respective offices or authority of any of the officers of any Credit Party or (ii) that, if adversely determined, could reasonably be expected to have a material adverse effect on the business, property, operations or financial condition of the Credit Parties and their Subsidiaries, either individually or in the aggregate.

Our opinions set forth above are subject to the following additional exceptions, assumptions and qualifications:

A.           Our opinions herein are limited to (i) the laws of the State of New York, (ii) the laws of the State of Georgia and (iii) any applicable federal laws of the United States.  This opinion does not cover any laws, statutes, governmental rules or regulations or decisions which in our experience are not generally applicable to the Transaction or covered by opinions typically delivered in connection with transactions such as the Transaction.

B.           We express no opinion as to the validity, legality, binding effect or enforceability of any Document with respect to:

(i)           The effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors, including the United States Bankruptcy Code in its entirety and any applicable state laws regarding fraudulent transfers, obligations, and conveyances and regarding receiverships;

(ii)           The effect of general principles of equity, whether applied by a court of law or equity, including the following concepts:

(a)           principles governing the availability of specific performance, injunctive relief or other judicial or equitable remedies;

(b)           principles affording traditional equitable defenses (e.g., waiver, laches and estoppel);

(c)           good faith and fair dealing;

(d)           reasonableness;

(e)           materiality of the breach;

(f)           impracticality or impossibility of performance;

(g)           the effect of obstruction, failure to perform or otherwise to act in accordance with an agreement by any person other than the Credit Parties; and

(h)           unconscionability;

(iii)           The effect and possible unenforceability of contractual provisions providing for choice of governing law;

(iv)           The possible unenforceability of provisions purporting to waive certain rights of guarantors;

(v)           The possible unenforceability of provisions requiring indemnification for, or providing exculpation, release or exemption from liability for, action or inaction to the extent that such action or inaction involves negligence or willful misconduct or to the extent otherwise contrary to public policy;

(vi)           The possible unenforceability of provisions imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages, or for premiums on payment, acceleration, redemption, cancellation or termination, to the extent any such provisions are deemed to be penalties or forfeitures;

(vii)           The possible unenforceability of waivers or advance consents that have the effect of waiving statutes of limitations, marshalling of assets or similar requirements, or as to the jurisdiction of courts, the venue of actions, the right to jury trial, or in certain cases, notice;

(viii)           The possible unenforceability of provisions that waivers or consents by a party may not be given effect unless in writing or in compliance with particular requirements or that a person’s course of dealing, course of performance, or the like or failure or delay in taking actions may not constitute a waiver of related rights or provisions or that one or more waivers may not under certain circumstances constitute a waiver of other matters of the same kind;

(ix)           The effect of course of dealing, course of performance, or the like, that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement;

(x)           The possible unenforceability of provisions that enumerated remedies are not exclusive or that a party has the right to pursue multiple remedies without regard to other remedies elected or that all remedies are cumulative;

(xi)           The effect of Official Code of Georgia Annotated Section 13-1-11 on provisions relating to attorney’s fees;

(xii)           The possible unenforceability of provisions stating that determinations by a party or a party’s designee are conclusive or presumed correct;

(xiii)           The possible unenforceability of provisions permitting modifications of an agreement only in writing;

(xiv)           The possible unenforceability of provisions that the provisions of an agreement are severable;

(xv)           The effect of laws requiring mitigation of damages;

(xvi)           The possible unenforceability of provisions permitting the exercise, under certain circumstances, of rights without notice or without providing opportunity to cure failures to perform;

(xvii)           The effect of provisions as to rights of set-off otherwise than in accordance with applicable law;

(xviii)           Compliance with the interest and usury laws of any jurisdiction;

(xix)           The effect of provisions purporting to alter the rule of contract construction that a contract shall be construed against the drafter thereof; and

(xx)           The creation, attachment, validity, enforceability, perfection or priority of any lien granted under the Documents.

C.           This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretation.  We undertake no responsibility to update or supplement this letter after the date hereof.

D.           Certain waivers of notices and other rights and remedial provisions contained in the Documents may be unenforceable in whole or in part under applicable law, but the Documents contain adequate other provisions for enforcing payment of the obligations evidenced, guaranteed or secured thereby and for the practical realization of the security and other rights and remedies afforded thereby, and the inclusion of such waivers, rights and remedial provisions in the Documents does not affect the legality, validity or binding effect of such Documents or affect the enforceability of the other provisions of the Documents.

E.           We express no opinion herein with respect to any matter arising under or governed by federal or state securities laws, rules or regulations.

F.           Provisions in a guarantee (or equivalent) that provide that the guarantor’s liability thereunder shall not be affected by actions or failures to act on the part of the recipient of the guarantee or by modifications or waivers of provisions of the guaranteed obligations might not be enforceable if such actions, failures to act, modifications or waivers so change the essential nature of the terms and conditions of the guaranteed obligations that, in effect, a new contract has arisen between such recipient and the primary obligor on whose behalf the guarantee was issued.

This letter has been delivered solely for the benefit of the Agent and the Lenders, and their respective counsel pursuant to Section 5.1(d) of the Credit Agreement and may not be relied upon by any other person or entity or for any other purpose without our express written consent.  At your request, we hereby consent to reliance hereon by any future assignee of the interest in the loans of Agent and any Lender under the Credit Agreement pursuant to an assignment that is made and consented to in accordance with the express provisions of Section Section 10.6 of the Credit Agreement, on the condition and understanding that (i) this letter speaks only as of the date hereof, (ii) we have no responsibility or obligation to update this letter, to consider its applicability or correctness to other than its addressee(s), or to take into account changes in law, facts or any other developments of which we may later become aware, and (iii) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time.  We expressly disclaim any duty to update this letter in the future in the event there are any changes in relevant fact or law that may change or otherwise affect any of the opinions or confirmations expressed herein.

Very truly yours,
KILPATRICK STOCKTON LLP

By: /s/ Arthur M. Gambill
      Arthur M. Gambill, a Partner

ATLANTA   AUGUSTA   CHARLOTTE   DUBAI   NEW YORK   RALEIGH   STOCKHOLM   WASHINGTON   WINSTON-SALEM

Schedule 1

CERTIFICATES OF GOOD STANDING

Name of Credit Party	State of Issuance of Good Standing Certificate	Date of Good Standing Certificate
AGL Resources Inc., a Georgia corporation	Georgia	September 14, 2010

ATLANTA   AUGUSTA   CHARLOTTE   DUBAI   NEW YORK   RALEIGH   STOCKHOLM   WASHINGTON   WINSTON-SALEM

Exhibit A

SUPPORTING CERTIFICATE

The undersigned, Paul R. Shlanta, in his capacity as Executive Vice President, General Counsel and Chief Ethics and Compliance Officer of AGL Resources Inc., a Georgia corporation (“Guarantor”) has executed this Certificate in connection with the legal opinion (the “Opinion”) to be rendered by Kilpatrick Stockton LLP pursuant to Section 5.1(d) of that certain Credit Agreement, dated as of  September 15, 2010, among Borrower, Guarantor, each of the Lenders listed on the signature pages thereof, and Wells Fargo Bank, National Association as Administrative Agent (the “Agent”) (the “Credit Agreement”).  The undersigned authorizes Kilpatrick Stockton LLP to rely on the matters set forth in this Certificate in rendering the Opinion.  This Certificate may not be relied on by any person other than Kilpatrick Stockton LLP or such Lenders, the Agent, and their respective counsel, or for any purpose other than the credit transactions contemplated by the Credit Agreement without the express prior written consent of the undersigned.  Capitalized terms used in this Certificate shall have the meanings set forth or referred to in the Opinion unless otherwise defined herein.

Whenever any statement herein with reference to the existence or absence of any facts is indicated to be based on the undersigned’s knowledge or awareness, it is intended to signify that such indication is to the best of his present knowledge obtained during the general and ordinary course of exercising his duties as Executive Vice President, General Counsel and Chief Ethics and Compliance Officer of Guarantor.  The undersigned has not undertaken any independent investigation to determine the existence or absence of such facts and no inference as to his knowledge of the existence or absence of such facts should be imputed to him or drawn from his serving as Executive Vice President, General Counsel and Chief Ethics and Compliance Officer of Guarantor.

The undersigned knows of no reason why he, Kilpatrick Stockton LLP, the Lenders, and the Agent are not justified in relying on the representations and warranties given on the Closing Date by Guarantor in the Credit Agreement or any other Document and the certificates of the various officers of Guarantor furnished on the Closing Date in connection therewith.

Subject to the foregoing, the undersigned, in his representative capacity as Executive Vice President, General Counsel and Chief Ethics and Compliance Officer, hereby certifies, to the best of his actual knowledge, that:

1.           Guarantor has at all material times had a registered agent and office in the state of Georgia and has notified the Secretary of State of the state of Georgia of any change in its registered agent or registered office or any resignation of its registered agent or any discontinuation of its registered office, and Guarantor has not received any notice from such Secretary of State of any determination that any grounds exist for administratively dissolving Guarantor, and Guarantor has not received notice of the commencement of any proceeding to judicially dissolve Guarantor, and neither the board of directors nor the shareholders of Guarantor have taken any action with respect to the dissolution of Guarantor, and Guarantor has not filed any notice of intent to dissolve with such state.

2.           Neither the execution or delivery by Guarantor of, nor performance by Guarantor of its obligations under, the Documents (a) does or will conflict with, violate or constitute a breach of (i) the Articles of Incorporation or the Bylaws of Guarantor, (ii) any laws, rules or regulations applicable to Guarantor, (iii) any contract or other agreement to which Guarantor is a party or by which any of its properties is bound, or (iv) any judgment, writ, determination, order, decree or arbitral award to which Guarantor is a party or by which Guarantor or any of its properties is bound; (b) requires the consent of, notice to, license from or filing with any governmental authority which has not been duly obtained or made on or prior to the date hereof; or (c) does or will result in the creation or imposition of any lien, pledge, charge or encumbrance of any nature upon or with respect to any of the properties of Guarantor.

3.           Other than already disclosed to the Agent in writing or as disclosed in public filings pursuant to the Securities Exchange Act of 1934, as amended, there is no material litigation, action suit or other proceeding against Guarantor or any of its properties which is pending or overtly threatened by written communication to Guarantor.  There are no proceedings, pending or threatened, against Guarantor which call into question the validity or enforceability of any Document or any document delivered in connection therewith, or any action to be taken in connection with the transactions contemplated thereby

4.           The undersigned has reviewed the Opinions and, with respect to the factual statements set forth in the Opinions, hereby certifies that (i) each factual statement therein relating to Guarantor is, to the best of the undersigned’s knowledge, true and correct and does not fail to state a material fact the omission of which makes the statement as it appears incomplete or misleading, and (ii) with respect to factual statements contained therein which relate to parties to the Transaction discussed therein other than Guarantor, while the undersigned expressly disclaims any certification hereby as to the truth, correctness or completeness of such other statements, based on the undersigned’s participation in the Transaction, the undersigned does not have actual knowledge that the statements contained therein relating to parties other than Guarantor are untrue, incorrect or incomplete so as to be misleading.

5.           The copies of each Credit Party’s Articles of Incorporation and Bylaws (as they have been amended) delivered to Kilpatrick Stockton LLP and reviewed and relied upon by such firm for the purpose of the Opinions are true, complete and correct copies and have not been amended, revoked or otherwise changed since the date adopted and are in full force and effect.

6.           The copies of Guarantor’s board and shareholder resolutions delivered to Kilpatrick Stockton LLP and reviewed and relied upon by such firm for the purpose of the Opinions are true, complete and correct, and the resolutions have not been amended or revoked since the date adopted and are the only resolutions relating to the matters that are the subject matter of the Opinions.

7.           Guarantor’s relevant corporate or organizational resolutions were adopted in compliance with any procedural requirements of Guarantor’s Articles of Incorporation and Bylaws, such as the manner in which notice of the meeting was given or waived and the number of directors, managers, shareholders or members present at the meeting when convened and when the relevant votes were taken.

8.           Regarding the incumbency of officers, managers and directors and the status of shareholders and members, both the directors voting on the relevant resolutions and the officers acting on behalf of Guarantor were duly appointed and incumbent in their offices at the time of all relevant corporate action and at all relevant times thereafter; and

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has hereunto set his hand and seal this ___ day of September, 2010.

By:           /s/ Paul R. Shlanta
Paul R. Shlanta, Executive Vice President, General Counsel and Chief Ethics and Compliance Officer of Guarantor

E - 1

EXHIBIT E-2

FORM OF WOODBURN AND WEDGE LEGAL OPINION

September 15, 2010

Wells Fargo Bank, National Association, as Administrative Agent
under the Credit Agreement (as defined below)
One Wachovia Center
301 South College Street
Charlotte, NC   28288

The Issuing Lenders, Swingline Lender, and the other Lenders
(as each is defined in the Credit Agreement) which are parties to the Credit Agreement

Ladies and Gentlemen:

           We have acted as counsel for AGL Capital Corporation, a Nevada corporation (“AGL Capital”) in connection with the preparation, execution and delivery of the Credit Agreement, dated as of September 15, 2010 (the Credit Agreement”), by and among AGL Capital, AGL Resources, Inc., a Georgia corporation (“Guarantor”), the financial institutions listed on the signature pages thereto (the “Lenders”), and Wells Fargo Bank, National Association, as a Lender and as the administrative agent for the Lenders (in such capacity, the “Agent”).  This opinion is furnished pursuant to Section 10.6 of the Credit Agreement.  Capitalized terms used herein which are not otherwise defined herein shall have the respective meanings set forth or referred to in the Credit Agreement.

           In the capacity described above, we have examined copies of the following documents only:

(a)           the Credit Agreement;
(b)	the Guarantee dated as of September 15, 2010 (the “Guarantee Agreement”) executed by the Guarantor in favor of the Agent for the benefit of itself and the Lenders;
(c)	Articles of Incorporation of AGL Capital as filed with the Nevada Secretary of State’s Office on September 15, 2000;
(d)	a copy of the Bylaws of AGL Capital as adopted by the Board of Directors of the Borrower on September 24, 2000;
(e)	Minutes of the Organizational Meeting of the Board of Directors of AGL Capital held in Las Vegas on September 25, 2000;
(f)	Certificate of good standing for AGL Capital issued by the Nevada Secretary of State on September 14, 2010;
(g)	Unanimous Written Consent of the Board of Directors of AGL Capital authorizing the execution and delivery of the Credit Agreement; and
(h)	Certificate of Officer of AGL Capital executed by Paul R. Shlanta, President of AGL Capital, dated September 14, 2010, attached hereto.

           In rendering the opinions set forth below, we have assumed that each of the parties to the Credit Agreement has duly and validly executed and delivered the Credit Agreement, and such other documents to be executed in connection with the Credit Agreement to which each such party is a signatory.  We have assumed that each person, other than AGL Capital, executing the Credit Agreement is authorized to do so.  We have assumed each natural person executing the Credit Agreement is legally competent to do so, and that all signatures on the documents are genuine.  We have assumed all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the original documents and all public records reviewed are accurate and complete.

           The opinion rendered at items 2, 3 and 5 below are subject to the following general reservations, qualifications and comments:

(i)	the effect of bankruptcy, moratorium, insolvency and similar laws of general application affecting the enforcement of creditors’ rights;
(ii)
The effect of general principles of equity, whether applied by a court of law or equity.  This includes the following concepts:  (i) principles governing the availability of specific performance, injunctive relief or other traditional equitable remedies; (ii) principles affording traditional equitable defenses (e.g., waiver, laches and estoppel); (iii) good faith and fair dealing; (iv) reasonableness; (v) materiality of the breach; (vi) impracticability or impossibility of performance; (vii) the effect of obstruction, failure to perform or otherwise to act in accordance with an agreement by any person other than the Guarantor, (viii) the effect of Section 1-102(3) of the Uniform Commercial Code as in effect in the State of Nevada on the date hereof (NRS 104.1102(3));and (ix) unconscionability.

(iii)	the enforceability of any indemnity provisions contained in the Credit Agreement may be limited by state and federal securities laws or public policy reasons; and
(iv)	the assumptions set forth in Exhibit “A” attached hereto.

           For the purposes of the opinion expressed at items 2 and 3 below, we note that the Credit Agreement provides it shall be governed by and construed in accordance with the laws of the State of New York.  However, you have asked us to render the opinions at items 2 and 3 below assuming that substantive Nevada law is the same as substantive New York law.  We have made that assumption at your request in order to render the opinions given below.  We have not compared Nevada and New York law on any subject.  We assume that the facts and circumstances support the choice of law made by the provisions of the Credit Agreement in conformity to principles enunciated by the Supreme Court of Nevada in its decisions.  We do not opine as to the enforceability of provisions waiving the right to trial by jury.

           Finally, we do not opine as to any of the matters set forth in Exhibit “B” attached hereto.

           Based on the foregoing, it is our opinion that, under Nevada law and, with respect to opinion 5(iii) below, Nevada and Federal law:

1.
AGL Capital is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority to own property and conduct business and to execute, deliver and perform its obligations under the Credit Agreement.

2.
The Credit Agreement has been duly authorized and, when executed and delivered by the President, any Vice President or the Treasurer of AGL Capital and by all other parties as required therein, will constitute legal, valid and binding obligations of AGL Capital, enforceable against AGL Capital in accordance with their terms.

3.
The Notes have been duly authorized and, when duly issued and delivered, will be duly and validly issued and delivered and will constitute legal, valid and binding obligations of AGL Capital, enforceable against AGL Capital in accordance with its terms.

4.
No consent, approval, authorization or action of or filing or registration with any Nevada governmental or public regulatory body or authority (excluding those bodies regulating Nevada’s “Blue Sky” laws) is required to authorize or is otherwise required in connection with the execution, delivery or performance of the Credit Agreement.

5.
Neither the execution and delivery of the Credit Agreement issuance and delivery of the Notes, nor the fulfillment of or compliance with the terms and provisions of the Credit Agreement by AGL Capital will (i) result in the creation or imposition of any mortgage, lien, charge or encumbrance of any nature whatsoever on any of the properties or assets of AGL Capital, or (ii) violate or result in an event of default under any of the terms of AGL Capital’s Articles of Incorporation or Bylaws or, to our actual knowledge as described in this letter, any contract or instrument to which AGL Capital is a party or by which it or its property is bound, or (iii) violate any United States or Nevada law or regulation, or to our actual knowledge, any Nevada order, writ, injunction or decree of any United States or Nevada court or Nevada government instrumentality, to which AGL Capital is subject or by which it or its property is bound.

6.
To our actual knowledge, there is no pending litigation, no litigation overtly threatened by a written communication to AGL Capital or any other proceeding against AGL Capital or any of its properties that (i) calls into question the validity or enforceability of any of the Credit Agreement, any of the rights or remedies of the Agent or the Lenders under the Credit Agreement or the titles to their respective officers or authority of any of the officers of AGL Capital or Guarantor or (ii) that, if adversely determined, could reasonably be expected to have a material adverse effect on the business, property, operations or financial condition of AGL Capital, Guarantor and their Subsidiaries, either individually or in the aggregate.

           We express no opinion except as the laws of the United States, excluding any securities laws, and the State of Nevada, excluding any “Blue Sky” laws, all as indicated above.  Our opinions are set forth as of the date of this letter upon the assumptions set forth herein and we disclaim any obligation or responsibility to update or supplement this letter in response to subsequent changes in the law or future events affecting the transactions contemplated by the Notes and the Credit Agreement.  The phrase “our actual knowledge” as set forth at opinions 4 and 5 above means the opinions are based solely on the actual and current factual knowledge of John P. Fowler who participated in the preparation of this opinion and on the Certificate of Officer of AGL Capital attached to this letter.  The term “our actual knowledge” does not imply that we made any examination of this firm’s or other person’s files or that any inquiry was made of the client, any lawyer or any other person or of any public records except a review of the documents described herein and the Certificate of Officer attached hereto.

           Without our prior consent, the opinions in this letter may not be relied upon by anyone other than the addressees hereof and any actual or prospective transferees or new lenders pursuant to the provisions of the Credit Agreement, or referred to or quoted in whole or in part in any report or document furnished to any person or entity.

                                                      Very truly yours,

                                                      WOODBURN AND WEDGE

                                                      By:   /s/ John P. Fowler
                John P. Fowler

JPF:jan

Schedule 1
to
Woodburn and Wedge Opinion Letter September 15, 2010

Lenders

Well Fargo Bank, National Association
Bank of America, N.A.
SunTrust Bank
JP Morgan Chase Bank. N.A.
The Bank of Tokyo-Mitsubishi UFJ, Ltd.
Deutsche Bank AG New York Branch
Goldman Sachs Bank USA
Morgan Stanley Bank, N.A.
The Royal Bank of Scotland PLC
The Bank of Nova Scotia
U.S. Bank National Association
Credit Agricole Corporate and Investment Bank
The Bank of New York Mellon
The Northern Trust Company

“EXHIBIT A”
To Woodburn and Wedge Opinion Letter September 15, 2010

With your permission, we have assumed the following:

           (a)           To the extent that the enforceability of the obligations of AGL Capital may be dependent on such matters, (i) that the Administrative Agent and the Lenders are duly organized under all applicable laws and have all requisite power, corporate or otherwise, to be bound by and perform their own obligations under the Credit Agreement, and to consummate the transactions contemplated by the Credit Agreement (the "Transactions"); (ii) that the execution, delivery and performance by the Administrative Agent and the Lenders of the Credit Agreement have been duly authorized by the Administrative Agent and the Lenders, as applicable, and the execution and delivery thereof will not be in conflict with, violate, result in a breach of, or constitute a default (with due notice or a lapse of time, or both) under any constitution, statute, rule, regulation, order or other law or legal requirement applicable to the Administrative Agent or the Lenders; (iii) that there is no legal restriction, no requirement of registration, consent, approval, license or authorization by any governmental authority other than that of the State of Nevada, no pending judicial proceeding, and no order, writ, injunction or decree of any court or governmental agency, any of which would limit, prescribe or require consent for the undertaking by the Administrative Agent or the Lenders, as applicable, in connection with the Transactions; and (iv) that the Credit Agreement is enforceable against the Administrative Agent and the Lenders.

           (b)           The Administrative Agent and the Lenders have acted and will act in good faith and without notice of any defense against enforcement of rights created by the Transactions.  The Administrative Agent and the Lenders and their respective successors and assigns will (i) act in good faith and in a commercially reasonable manner in the exercise of any rights or enforcement of any remedies under the Guarantee Agreement and the Credit Agreement; (ii) not engage in any conduct in the exercise of such rights or enforcement of such remedies that would constitute other than fair dealing; and (iii) comply with all requirements of applicable procedural and substantive law in exercising any rights or enforcing any remedies under the Guarantee Agreement and the Credit Agreement.

(c)           In the event that any party to the Credit Agreement seeks to maintain any action, suit or proceeding in the courts of the State of Nevada to enforce any provision of the Guarantee Agreement or the Credit Agreement, such person, if required at such time to qualify to do business as a foreign corporation, foreign limited liability company or foreign limited partnership in the State of Nevada, will have such a certificate prior to commencing such action, suit or proceeding.

           (d)           Any documents to which AGL Capital is a party or by which the Guarantor is bound (other than the Credit Agreement) will be enforced as written.

           (e)           With respect to the Transactions and the Guarantee Agreement and Credit Agreement, there has been no mutual mistake of fact and there exists no fraud or duress.

           (f)           No issue of unconstitutionality or invalidity of a relevant law exists unless a reported case has so held.

           (g)           There is no understanding or agreement not embodied in the Guarantee Agreement and the Credit Agreement that would modify any term of the Guarantee Agreement or the Credit Agreement or any right or obligation of a party thereunder.

“EXHIBIT B”
To Woodburn and Wedge Opinion Letter September 15, 2010

           (a)           The possible unenforceability of provisions purporting to waive certain rights of guarantors.

           (b)           The possible unenforceability of provisions requiring indemnification for, or providing exculpation, release or exemption from liability for, action or inaction, to the extent such action or inaction involves negligence or willful misconduct of the person or entity to be indemnified (or any agent, contractor, employee, representative, partner, officer, director, or shareholder of such person or entity) or to the extent otherwise contrary to public policy.

           (c)           The possible unenforceability of provisions imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages, or for premiums on prepayment, acceleration, redemption, cancellation, or termination, to the extent any such provisions are deemed to be penalties or forfeitures.

           (d)           The possible unenforceability of waivers or advance consents that have the effects of waiving statutes of limitation, marshalling of assets or similar requirements, or as to the jurisdiction of courts, the venue of actions, the rights to jury trial or, in certain cases, notice.

           (e)           The possible unenforceability of provisions that waivers or consents by a party may not be given effect unless in writing or in compliance with particular requirements or that a person's course of dealing, course of performance, or the like or failure or delay in taking actions may not constitute a waiver of related rights or provisions or that one or more waivers may not under certain circumstances constitute a waiver of other matters of the same kind.

           (f)           The effect of course of dealing, course of performance, or the like, that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement.

           (g)           The possible unenforceability of provisions that enumerated remedies are not exclusive or that a party has the right to pursue multiple remedies without regard to other remedies elected or that all remedies are cumulative.

           (h)           The possible unenforceability of provisions permitting modifications of an agreement only in writing.

           (i)           The possible unenforceability of provisions that the provisions of an agreement are severable.

           (j)           The possible unenforceability of provisions permitting the exercise, under certain circumstances, of rights, including acceleration or the maturity of the indebtedness, without notice or without providing opportunity to cure failure to perform.

           (k)           The effect of agreements as to rights of set off otherwise than in accordance with the applicable law.

           (l)           The laws, ordinances, regulations or rules of any county, city or other political subdivision of the State of Nevada or any other state of the United States of America; antitrust and unfair competition law; securities law; pension and employee benefit law; fraudulent transfer law; environmental law; bulk transfer law; tax law; patent, copyright, trademark and other intellectual property law; racketeering law; criminal statutes of general application and labor law.

CERTIFICATE OF OFFICER

OF

AGL CAPITAL CORPORATION

           The undersigned, PAUL R. SHLANTA, President of AGL Capital Corporation, a Nevada corporation (the “Company”), does hereby certify to John P. Fowler and Woodburn and Wedge that the following statements are true and correct:

I am the President of AGL Capital Corporation.

This Certificate is executed and delivered to you in order to permit you to render certain opinions in connection with the Credit Agreement dated as of September 15, 2010, by AGL Resources Inc., as Guarantor, and AGL Capital Corporation as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the several banks and other financial institutions or entities from time to time parties thereto (the “Credit Agreement”).

The Company has never been and is not now a party to any action, suit or proceeding filed or pending anywhere and is not now, and never has been, subject to any order, writ, injunction or decree of any court or any governmental instrumentality.

No property of the Company is subject to or bound by any such order, writ, injunction or decree.

The Company is not a party to, and its property is not bound by, any contract or instrument by which the execution and delivery of the Credit Agreement would violate or cause default.

Attached hereto as Exhibit A is a true and correct copy of the Articles of Incorporation of the Borrower as in effect as of the date hereof, which have not been amended, restated, supplemented or otherwise modified since such date and are in full force and effect on the date hereof.

Attached hereto as Exhibit B is a true and correct copy of the Bylaws of the Borrower, adopted by the Board of Directors of the Company on September 25, 2000, which have not been amended, restated, supplemented or otherwise modified since such date and are in full force and effect on the date hereof.

Attached hereto as Exhibit C is a true and correct copy of certain resolutions duly adopted by the Board of Directors of the Company by the unanimous written consent of said Board of Directors, which resolutions are the only resolutions adopted by the Board of Directors of the Company or any committee thereof relating to the Credit Agreement and the other Loan Documents to which the Company is a party and the transactions contemplated therein and such resolutions have not been revoked, amended, supplemented or modified and are in full force and effect on the date hereof.

Each of the persons named below is a duly elected and qualified officer of the Company holding the respective office set forth opposite his or her name:

Name                                           Title

Paul R. Shlanta                                                      President
Stephen Cave                                                      Vice President and Treasurer

           DATED:  September 14, 2010.

                                                                /s/ Paul R. Shlanta
                                                                PAUL R. SHLANTA
                                                                President
                                                                AGL CAPITAL CORPORATION

E - 2

EXHIBIT F-1

Borrower’s Taxpayer Identification No. _____________

REVOLVING NOTE

$___________ ____________, 2010
New York, New York

FOR VALUE RECEIVED, AGL CAPITAL CORPORATION, a Nevada corporation (the “Borrower”), hereby promises to pay to the order of

______________________________ (the “Lender”), at the offices of Wells Fargo Bank, National Association (the “Administrative Agent”) located at One Wachovia Center, 301 South College Street, Charlotte, North Carolina (or at such other place or places as the Administrative Agent may designate), at the times and in the manner provided in the Credit Agreement, dated as of _______________, 2010 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), among the Borrower, AGL Resources, Inc., a Georgia corporation, the Lenders from time to time parties thereto, and Wells Fargo Bank, National Association, as Administrative Agent, the principal sum of

__________________________ DOLLARS ($___________), or such lesser amount as may constitute the unpaid principal amount of the Revolving Loans made by the Lender, under the terms and conditions of this promissory note (this “Revolving Note”) and the Credit Agreement.  The defined terms in the Credit Agreement are used herein with the same meaning.  The Borrower also promises to pay interest on the aggregate unpaid principal amount of this Revolving Note at the rates applicable thereto from time to time as provided in the Credit Agreement.

This Revolving Note is one of a series of Revolving Notes referred to in the Credit Agreement and is issued to evidence the Revolving Loans made by the Lender pursuant to the Credit Agreement.  All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Revolving Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Revolving Note is entitled to the benefits of and remedies provided in the Credit Agreement and the other Loan Documents.  Reference is made to the Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Revolving Note.

In the event of an acceleration of the maturity of this Revolving Note, this Revolving Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

In the event this Revolving Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.

This Revolving Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).  The Borrower hereby submits to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof, although the Lender shall not be limited to bringing an action in such courts.

IN WITNESS WHEREOF, the Borrower has caused this Revolving Note to be executed by its duly authorized corporate officer as of the day and year first above written.

AGL CAPITAL CORPORATION

By:           ________________________________

Title:           ________________________________

F - 1

EXHIBIT F-2

Borrower’s Taxpayer Identification No. _____________

SWINGLINE NOTE

$75,000,000.00 ____________, 2010
New York, New York

FOR VALUE RECEIVED, AGL CAPITAL CORPORATION, a Nevada corporation (the “Borrower”), hereby promises to pay to the order of

WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Swingline Lender”), at the offices of Wells Fargo Bank, National Association (the “Administrative Agent”) located at One Wachovia Center, 301 South College Street, Charlotte, North Carolina (or at such other place or places as the Administrative Agent may designate), at the times and in the manner provided in the Credit Agreement, dated as of _______________, 2010 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), among the Borrower, AGL Resources, Inc., a Georgia corporation, the Lenders from time to time parties thereto, and Wells Fargo Bank, National Association, as Administrative Agent, the principal sum of

SEVENTY FIVE MILLION DOLLARS ($75,000,000.00), or such lesser amount as may constitute the unpaid principal amount of the Swingline Loans made by the Swingline Lender, under the terms and conditions of this promissory note (this “Swingline Note”) and the Credit Agreement.  The defined terms in the Credit Agreement are used herein with the same meaning.  The Borrower also promises to pay interest on the aggregate unpaid principal amount of this Swingline Note at the rates applicable thereto from time to time as provided in the Credit Agreement.

This Swingline Note is issued to evidence the Swingline Loans made by the Swingline Lender pursuant to the Credit Agreement.  All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Swingline Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Swingline Note is entitled to the benefits of and remedies provided in the Credit Agreement and the other Loan Documents.  Reference is made to the Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Swingline Note.

In the event of an acceleration of the maturity of this Swingline Note, this Swingline Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

In the event this Swingline Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.

This Swingline Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).  The Borrower hereby submits to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof, although the Swingline Lender shall not be limited to bringing an action in such courts.

IN WITNESS WHEREOF, the Borrower has caused this Swingline Note to be executed by its duly authorized corporate officer as of the day and year first above written.

AGL CAPITAL CORPORATION

By:           ________________________________

Title:           ________________________________

F - 2